FARALLON RESOURCES LIMITED

TECHNICAL REPORT ON THE
CAMPO MORADO PROJECT

AN UPDATE ON METALLURGY
AND
MINERAL RESOURCES IN THE REFORMA, NARANJO
AND EL REY DEPOSITS

GUERRERO STATE
MEXICO

Latitude 18° 12’ N
Longitude 100° 08’ W

Qualified Persons:
Daniel Kilby, P.Eng.
Peter Taggart, P.Eng.
Qingping Deng, Ph.D. C.P.G.
David Dreisinger, B.Sc., Ph.D., P.Eng.

October 12, 2005

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APPENDIX

APPENDIX I

APPENDIX II

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FIGURES

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TABLES

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1           EXECUTIVE SUMMARY

The Campo Morado district is located in the Sierra Madre del Sur range in the north-eastern part of the state of Guerrero, Mexico, 160 km south-southwest of Mexico City. The Campo Morado Project comprises five mineral concessions, totalling approximately 11,563 hectares. Farallon Minera Mexicana, a wholly owned subsidiary of Farallon Resources Ltd., holds a 100% interest in the properties.

The Campo Morado project consists of four, primary polymetallic volcanogenic massive sulfide (“VMS”) mineral deposits and a number of other, less well defined VMS deposits in a sequence of felsic to intermediate volcanic flows and tuffs, and heterolithic fragmental rocks. The four primary VMS deposits at Campo Morado are El Largo, Reforma, Naranjo and El Rey. Metals with economic potential at the project include zinc, gold, silver, copper and lead.

Behre Dolbear & Company (USA), Inc. (“Behre Dolbear”) previously completed a resource estimate for the El Largo deposit in May 2005. The report, dated June 24th, 2005 was filed June 30th, 2005 on www.sedar.com .

The current report summarizes Behre Dolbear’s resource estimates for the Reforma, Naranjo and El Rey deposits of the Campo Morado project.

The Campo Morado drill hole database used for geostatistical modelling includes 110 holes with a total drilled length of 22,154 metres for the Reforma deposit, 107 holes with a total drilled length of 23,941 m for the Naranjo deposit, and 42 holes with a total drilled length of 8,496 m for the El Rey deposit. These holes were drilled by Farallon from 1996 to May 2005. Drill hole spacing in the mineralized zones of the deposits is generally around 50 m.

A summary of the current resources for the four main VMS deposits at Campo Morado is presented in Table 1.1A.

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Mineral Resource Estimates Using GMV Cutoffs
Class	GMV Cutoff	k Tonnes	GMV	Au (g/t)	Ag (g/t)	Cu (%)	Zn (%)	Pb (%)
Reforma Deposit
Indicated	$30/t	9,183	$101.76/t	2.22	129	0.86	2.49	0.93
	$60/t	6,050	$133.09/t	3.15	175	0.90	3.30	1.33
	$90/t	3,972	$163.31/t	4.20	224	0.92	3.86	1.71
	$120/t	2,705	$190.97/t	5.23	276	0.91	4.24	2.06
	$150/t	1,883	$215.35/t	6.11	322	0.93	4.56	2.37
Inferred	$30/t	21	$61.59/t	1.02	169	0.29	0.44	1.46
	$60/t	13	$78.23/t	1.48	248	0.20	0.05	2.10
	$90/t	1	$93.75/t	1.31	392	0.24	0.04	0.50
Naranjo Deposit
Indicated	$30/t	8,286	$70.49/t	1.32	74	0.73	2.00	0.52
	$60/t	4,035	$101.79/t	2.10	104	0.81	3.14	0.88
	$90/t	2,056	$128.78/t	2.77	136	0.82	4.12	1.24
	$120/t	909	$161.86/t	3.52	181	0.97	5.04	1.71
	$150/t	418	$196.37/t	4.54	239	1.21	5.43	2.11
Inferred	$30/t	649	$78.87/t	2.54	78	0.97	1.02	0.32
	$60/t	423	$97.26/t	3.14	95	1.10	1.42	0.41
	$90/t	236	$115.81/t	4.28	104	1.05	1.76	0.50
	$120/t	74	$140.44/t	5.56	149	1.18	1.59	0.57
	$150/t	20	$171.45/t	6.50	350	0.29	1.60	1.20
El Rey Deposit
Indicated	$30/t	2,874	$79.65/t	1.51	84	0.53	2.81	0.62
	$60/t	1,668	$109.09/t	2.17	121	0.49	4.04	0.97
	$90/t	1,051	$128.32/t	2.74	154	0.52	4.45	1.20
	$120/t	520	$154.35/t	3.66	193	0.56	4.98	1.41
	$150/t	227	$181.57/t	4.61	235	0.58	5.55	1.65
Inferred	$30/t	34	$79.04/t	1.27	67	0.57	3.11	0.78
	$60/t	15	$116.85/t	2.37	91	0.54	4.63	1.47
	$90/t	15	$116.85/t	2.37	91	0.54	4.63	1.47
El Largo Deposit
Indicated	$30/t	12,884	$76.26/t	0.99	76	0.46	3.26	0.72
	$60/t	8,405	$95.69/t	1.10	101	0.42	4.44	0.99
	$90/t	4,130	$117.00/t	1.12	128	0.40	5.76	1.33
	$120/t	1,525	$140.63/t	1.01	162	0.37	7.26	1.81
	$150/t	364	$165.57/t	0.92	192	0.36	8.91	2.26
Inferred	$30/t	2,947	$81.17/t	1.16	83	1.02	2.40	0.52
	$60/t	2,141	$94.52/t	1.33	100	1.04	3.04	0.65
	$90/t	1,258	$108.36/t	1.54	122	0.85	3.99	0.84
	$120/t	261	$135.23/t	1.51	165	0.66	5.87	1.30
	$150/t	31	$154.31/t	1.18	177	0.41	7.99	1.77
Total Campo Morado
Indicated	$30/t	33,227	$82.16/t	1.46	91	0.64	2.69	0.72
	$60/t	20,158	$109.24/t	2.00	125	0.65	3.80	1.07
	$90/t	11,209	$136.63/t	2.67	166	0.67	4.66	1.44
	$120/t	5,659	$169.36/t	3.67	222	0.74	5.25	1.88
	$150/t	2,892	$203.69/t	5.11	287	0.87	5.31	2.26
Inferred	$30/t	3,651	$80.63/t	1.41	82	1.00	2.15	0.49
	$60/t	2,592	$95.01/t	1.63	100	1.04	2.77	0.62
	$90/t	1,510	$109.60/t	1.98	119	0.88	3.65	0.79
	$120/t	335	$136.38/t	2.40	161	0.77	4.92	1.14
	$150/t	51	$161.03/t	3.27	245	0.36	5.48	1.55

1 GMV (gross metal value) in US$/t is calculated from metal grades using the metal prices of US$0.51/lb for Zn, US$1.00/lb for Cu; US$0.25/lb for Pb, US$375/oz for Au, and US$5.50/oz for Ag.

Table 1.1A: Mineral Resource Estimates Using GMV Cutoffs

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In June 2005, a drilling program was recommended for July to December 2005. The program, still underway, is designed to extend the resources outlined at the Campo Morado Project, focussing in particular on the further delineation of the G-9 deposit.

The Phase 3 metallurgical test program was designed to examine the entire integrated hydrometallurgical flowsheet under continuous operations at a pilot plant scale. All unit processes incorporated in the hydrometallurgical circuit were successfully tested in continuous mode. The pilot plant has confirmed the technical feasibility of the PARTOX™ process and the amenability of the process to the Campo Morado mineralization. The objectives of the pilot plant were fully accomplished. The results of the pilot plant are expected to provide the required technical inputs to the Pre-feasibility Study for Campo Morado that is currently underway. Further integrated pilot plant testing is anticipated prior to final feasibility.

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2            INTRODUCTION AND TERMS OF REFERENCE

2.1        Terms of Reference

This report has been prepared in compliance with Canadian National Instrument 43-101 for the reporting of the recently released estimate of the mineral resources in the Reforma, El Rey and Naranjo deposits, and the results of the metallurgical testwork for Farallon Resources Ltd.’s (“Farallon”) Campo Morado project in Guerrero State, Mexico.

The Qualified Persons (authors) responsible for the content of this report are as follows:

Daniel Kilby, P.Eng. – geologist and site manager for Farallon’s exploration program from November 1995 to October 1998, then August 2004 to present, responsible for oversight of the local and regional geological reconnaissance, diamond drilling, core logging, sampling, sample security and integrity, and assaying.

Qingping Deng, Ph.D., C.P.G. - Behre Dolbear’s Vice President of US Operations and Global Director of Ore Reserves and Mining planning. Dr. Deng was assisted by Ms Weiping Chen in database compilation and geological modeling. Neither Behre Dolbear nor any of its employees or associates involved in this project has any direct pecuniary or contingent interests of any kind in Farallon Resource Ltd. and Farallon Minera Mexicana SA de CV or their mining properties. Behre Dolbear is to receive a fee for its work based on time spent on the project at Behre Dolbear’s standard billing rate and expenses actually incurred. Behre Dolbear’s payment does not depend on the outcome of the independent resource estimation.

L. Peter Taggart, P. Eng. was retained by Hunter Dickinson Inc., on behalf of Farallon, to direct metallurgical test programs on samples of Campo Morado mineralization between 1997 and 1998 and 2004 to the present.

David Dreisinger, B.Sc., Ph.D., P.Eng. – President of Dreisinger Consulting Inc. and in this capacity consulted to Farallon Resources Ltd. in the field of hydrometallurgy process development. Dr. Dreisinger also holds the position of Professor and Chairholder, Industrial Research Chair in Hydrometallurgy at the University of British Columbia. Neither Dreisinger Consulting Inc. nor any of its employees has any direct pecuniary or contingent interests of any

October 2005	Page 8

kind in Farallon Resources Limited or their subsidiaries or mining properties. Dreisinger Consulting Inc. is to receive a fee for its work based on time spent at Dreisinger Consulting Inc.’s negotiated billing rate and expenses actually incurred. Dreisinger Consulting Inc.’s payment does not depend on the outcome of the hydrometallurgy process development.

2.2        Introduction

This report summarises technical work undertaken with respect to the Campo Morado project since the issue of the June 2005 Technical Report, which updated the El Largo resource estimation.

The purpose of this report is:

•	Update resource estimates of Reforma, Naranjo and El Rey, which were prepared by both Farallon and independent external consultants

•	Provide information and updates about the metallurgical advances achieved at Campo Morado.

•	Present an update of the 2005 drill program.

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3            DISCLAIMER

In preparing this Technical Report the authors relied upon information provided by Farallon geologists, namely:

•

C. M. Rebagliati: knowledge from examining the property at numerous various dates from 1995 to 1998; managing the exploration program for the periods November 1995 to June 1998, during which time diamond drill core was examined.

•

G. Robert Cluff: knowledge from examining the property on numerous occasions between 1996 and 2000; managing the exploration program on site for the periods January 1997 to June 1998, during which surface exposures and diamond drill core was examined; spending in excess of 200 days on site working with all aspects of the exploration programs and the data generated.

•	Internal company reports detailing the results of exploration activities conducted on the property over the time period July 2004 to June 2005.

•	Technical Report on the Campo Morado project by D. Kilby and M. Nowak, dated July 31 2004.

•	Technical Report on the Campo Morado project by D. Kilby, Qingping Deng and P. Taggart, dated June 24, 2005.

Outside sources of information were relied on without extensive inquiry and review. The authors make no particular representation to the degree of accuracy of that information and do not bear liability thereto.

The resource estimate by Deng is based solely on information provided by Farallon. Deng did, however, perform an independent assay analysis on pulp samples of selective drill hole intervals.

David Dreisinger, B.Sc., Ph.D., P. Eng and L. Peter Taggart, P. Eng. were retained by Hunter Dickinson Inc., on behalf of Farallon, to direct metallurgical test programs on samples of Campo Morado mineralization between 1997 and 1998 and 2004 to the present. Dr Dreisinger and Mr.

October 2005	Page 10

Taggart are responsible for the metallurgical testwork section of the report and the conclusions and recommendations of the program.

History, Property, Deposit and Minerology information were acquired from Farallon Resources Ltd.

3.1        Project Site Visits by Authors

Daniel Kilby, P.Eng., has direct knowledge of the Campo Morado project site, having served as Site Project Manager in charge of field exploration activities from November 1995 through to June 1998, and August 2004 to present, spending in excess of 350 days on site working with all aspects of the exploration program and the data generated.

Qingping Deng, C.P.G., visited the Campo Morado project from May 24th to May 26th, 2005. During the visit, he observed the ongoing drilling program and reviewed the geology and mineralization from the surface and the historical underground workings. He also examined drill cores. Dr. Deng made three visits to Farallon’s head office in Vancouver from December 2004 to May 2005 to discuss geology of the Campo Morado project with Farallon’s geologists, review the drill hole database and present the results of the resource estimation.

Peter Taggart, P.Eng., has visited the Campo Morado site as well as the metallurgical laboratory on many occasions to witness flotation tests performed on Campo Morado mineralization.

David Dreisinger, P.Eng., has not visited the Campo Morado site but has been to the SGS Lakefield laboratory on many occasions to witness the metallurgical testwork.

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4            PROPERTY DESCRIPTION AND LOCATION

The Campo Morado district is in the Sierra Madre del Sur range in the north-eastern part of the state of Guerrero, Mexico, 160 km south-southwest of Mexico City.

The Campo Morado Project is located in Guerrero State, Mexico, and comprises five mineral concessions, totalling approximately 11,563 hectares. The properties are 100% owned by Farallon Minera Mexicana, a wholly owned subsidiary of Farallon Resources Ltd.

Full details of the “Property Description and Location” are provided in the report titled “Technical Report on the Campo Morado Project” by D. Kilby, Qingping Deng and P. Taggart, dated June 24th, 2005, which is filed on www.sedar.com.

5            ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The “Accessibility, Climate, Local Resources, Infrastructure and Physiography” are stated in the report titled “Technical Report on the Campo Morado Project” by D. Kilby, Qingping Deng and P. Taggart, dated June 24th, 2005, which is filed on www.sedar.com.

6            HISTORY

The “History” of exploration at the Campo Morado property is stated in report titled “Technical Report on the Campo Morado Project” by D. Kilby, Qingping Deng and P. Taggart, dated June 24th, 2005, which is filed on www.sedar.com.

7            GEOLOGICAL SETTING

The “Geological Setting” is stated in the report titled “Technical Report on the Campo Morado Project” by D. Kilby, Qingping Deng and P. Taggart, dated June 24th, 2005, which is filed on www.sedar.com.

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8            DEPOSIT TYPES

The “Deposit Types” at the Campo Morado property is stated in report titled “Technical Report on the Campo Morado Project” by D. Kilby, Qingping Deng and P. Taggart, dated June 24th, 2005, which is filed on www.sedar.com.

9            MINERALIZATION

The “Mineralization” at the Campo Morado Property is as stated in report titled “Technical Report on the Campo Morado Project” by D. Kilby, Qingping Deng and P. Taggart, dated June 24th, 2005, which is filed on www.sedar.com.

10          EXPLORATION

The “Exploration” at the Campo Morado Property is as stated in report titled “Technical Report on the Campo Morado Project” by D. Kilby, Qingping Deng and P. Taggart, dated June 24th, 2005, which is filed on www.sedar.com.

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11          DRILLING

Drilling prior to July 2005 is stated in the report titled “Technical Report on the Campo Morado Project” by D. Kilby, Qingping Deng and P. Taggart, dated June 24th, 2005.

Figure 11.1A shows the location of drillholes, divided into pre-2004 holes and 2004/2005.

Reforma
El Rey
N
Estrella de Oro
El Largo
Naranjo
250 metres
G-9
LEGEND
Pre-2004 Drill Hole
2004-2005 Drill Hole

CAMPO MORADO

Drill Hole Plan

Figure 11.1A: Drill Hole Plan

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Work in 2005 was performed by Britton International Drilling of Hermosillo, Sonora, Mexico using skid-mounted Longyear 38 equipment, in two 10-hour shifts each day. Core diameters of 6.35 cm (HQ) and 4.76 cm (NQ) were recovered. Core was boxed at the drill rig and taken to Farallon’s locked, fenced logging compound by drill personnel twice daily. All drilling, logging and sampling was supervised by Farallon geological and engineering staff based at Campo Morado.

Logging, sampling and data compilation work was performed inside the Farallon core logging compound using the Manual for Core Logging and Data Compilation on a Diamond Drilling Project (Titley, 1996) as a guide. Geotechnical features such as core recovery, RQD, degree of breakage, hardness, degree of weathering, cross joints, bedding joints, shape and roughness of discontinuities are measured. A geologic log, with complete written and coded descriptions of lithology, alteration, oxide/sulfide mineralization and structure, were recorded for all core. Sample intervals are marked out prior to box-by-box core photography. Whole core specific gravity measurements were then taken from all competent massive sulfide sample intervals, and from selected wall rock intervals.

Table 11.1A provides a summary of drilling by area from January 1st 2005 to October 9th, 2005. The number of drill hole and meterage pre-2005 is stated in report titled “Technical Report on the Campo Morado Project” by D. Kilby, Qingping Deng and P. Taggart, dated June 24th, 2005, which is filed on www.sedar.com.

DRILL HOLE SUMMARY - 2005

2005	Zone	# Drill Holes	Meters
	El Largo	26	6,422.15
	El Rey	14	3,249.89
	Engineering	7	550.20
	G-9	39	18,268.92
	Estrella de Oro	14	3,013.86
	El Profundo	4	1,819.05
	Naranjo	3	1,124.10
	Reforma	10	2,868.85
	G-10	5	2,220.90
	Sub Total 2005	122	39,537.92

Table 11.1A: Drill Hole Summary 2005

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12          SAMPLING METHOD AND APPROACH

12.1       Core Sampling

Sample intervals varied from 1 to 2 m, based on geology and mineralization features identified by the geologist/engineer logging the core. Attention was also paid to recovery and core size, to ensure that material volume was equally represented within a given sample. Farallon used two separate analytical streams, designated Ore and Host, for drill core analysis. The flow charts in Figures 12.1A, 12.1B and 12.1C illustrate the sampling and analytical protocols for the 1996-1998 host samples, 1996-1998 ore samples, and the 2004-2005 drill holes respectively.

The drill core was boxed at the drill rig and transported daily to the secure logging facility at Campomento Campo Morado in Guerrero State of Mexico. Core logging and sampling work was performed inside a core logging compound and included geological and geotechnical logging, core photography, whole core density measurements, quality control/quality assurance designation and sampling.

Most of the core drilled was 4.76 cm in diameter (NQ size). However, some 6.35 cm diameter HQ size holes for geotechnical purposes as well as several non-directional wedges for metallurgical and purposes were also completed. Sample intervals were determined based on geology and mineralization features identified by the Farallon geologist/engineer logging the core. Two separate analytical streams, designated ore for high sulphide samples, and host for less sulphide-rich samples, were used. The ore samples averaged 1 metre and the host samples averaged 2 metres in length.

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Core Sample
+/- 1.5 m "Host"
NQ core 4.76 cm diameter
Core Photography
Photographs Archived on CD
Core Sawn in Half
SAMPLING: Logged, Sampled and Split by Farallon Resources at Site
½ Core Rejected eg 131467
Stored at Site
½ Core Original eg 131467
Entire Sample Dried, Crushed to 70% < 2 mm (10 mesh)
4 Kg Crushed Reject
Discarded April, 2001
~5 Kg Sample Crushed to 60%-10 Mesh eg 131467
SAMPLE PREPARATION: Regular Samples Prepared at ALS Chemex, Guadalajara Mexico.
Riffle Split
500g Original Split eg 131467
SHIPPING: ½ Core Samples Transported by ALS Chemex Truck from Nuevo Campo Morado to ALS Chemex Laboratory Guadalajara, Mexico
Pulverized to 90%-150 Mesh
375g Pulp Reject
Stored at FAN Warehouse Port Kells
125g Original Pulp eg 131467
SHIPPING: Pulps & Reject Duplicates Transported by Air Freight from Guadalajara to Vancouver BC
100g Pulps Rejects and Standards
Stored at FAN Warehouse Port Kells
MIN-EN Labs Mainstream Assay
ANALYSIS: at ALS Chemex N. Vancouver BC, Samples: Au by 1/2 AT Fire Assay with AA Finish, 32 Elements by ICP Finish

Figure 12.1A: 1996-1998 Sampling and Analytical Flow Chart – Host Rock Samples

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NQ core 4.76 cm diameter
Core Sample +/- 1.0 m "Ore"
Core Photography
Photographs Archived on CD
Core Sawn in Half
Logged and Sampled at Nuevo Campo Morado, Guerrero, Mexico
Stored at Site
½ Core Rejects eg 136434
½ Core Original eg 136434
Inserted One per Drill Hole e.g 136434
4kg Crushed Reject
Discarded April, 2000
~5Kg Sample Crushed To 60%-10 Mesh eg 136434
SHIPPING: ½ Core Samples Transported by ALS Chemex Truck from Nuevo Campo Morado to ALS Chemex Laboratory Guadalajara, Jalisco, Mexico
SAMPLE PREPARATION: Regular Samples Prepared at ALS Chemex, Guadalajara
Riffle Split
500g Original Split eg 136434
500g Duplicate eg 136434
Pulverize to 90%-150 Mesh
SHIPPING: Pulps & Reject Duplicates Transported by Air Freight from Guadalajara to Vancouver BC
Randomly Selected
375g Pulp Reject
125g Duplicate Pulp eg 136434
125g Duplicate Pulp eg 136434
Samples Shipped to Respective Analytical Labs
Stored at FAN Warehouse, Port Kell's Vancouver
125g Property Standard Inserted
1/20 of Samples
1/13 of Samples
100g Pulps Rejects_ Standards
Min-En Labs Mainstream Assay
Eco-Tech Labs Reject Duplicate
ANALYSIS: Au 3 separate 1/3 AT with a combined AA Finish. Ag, Cu, Pb,Zn, by AA. 32 Element ICP

Figure 12.1B: 1996-1998 Sampling and Analytical Flow Chart - Ore Samples

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NQ core 4.76 cm diameter, some Geotechnical and Metallurgical Holes HQ core 6.35 cm diameter
Core Sample +/- 1.0 m "Ore" +/- 1.5 m "Host"
Drill Holes in the "4" and "5" series, e.g. 4321
DRILLING: by Britton Drilling International Inc., Samples Shipped from Drill Site by Drill Truck to Logging Compound
Core Photography
Photographs Archived on CD
LOGGING: Logged and Sampled at Campomento Campo Morado, Guerrero, Mexico
Core Sawn in Half
Stored at Campomento Campo Morado or to Metallurgy
½ Core Remainder
½ Core Original Split
Coarse Limestone Blank
Inserted After Massive Sulphide Intersection e.g.381006
Entire Sample Dried, Crushed to 70% < 2 mm (10 mesh)
SHIPPING: ½ Core Samples Transported by ALS Chemex Truck from Campo Morado to ALS Chemex laboratory Guadalajara, Jalisco, Mexico
+/-3.5 kg. Coarse Sample e.g. 346299
Inter-Laboratory Duplicate 1 in 20 "Ore" 1 in 40 "Host" Regular Samples
+/-6 kg. Coarse Reject
ALS Chemex Guadalajara and to Metallurgy
SAMPLE PREPARATION: Regular Samples Prepared at ALS Chemex, Guadalajara Mexico, Duplicate Samples Pulverized at Acme Analytical Vancouver BC
Pulverize 250 g to 85% < 75 micron (200 mesh)
+/-200 g Pulp Reject
+/-250 g Regular Pulp e.g. 346299
+/-250 g Duplicate Pulp e.g. 346290
SHIPPING: Pulps & Reject Duplicates Transported by Air Freight from Guadalajara to Vancouver BC
Stored at HDI Warehouse Port Kells
Blind Standards Inserted 1 in 20 "Ore" 1 in 40 "Host" Regular Samples
Randomly Selected Duplicates
Cu-Au Standard e.g. 346300 STD FCM-1
CDN Laboratory Standard
Au Ag FA Grav & ICP, AA, ALS Chemex
Au Ag FA Grav & ICP, AA Acme Analytical
ANALYSIS: at ALS Chemex N. Vancouver BC, for Massive Sulphide Samples: Au by 30g Fire Assay Grav. Finish, 33 Elements by AR Digest ICP Finish, High Cu, Pb, Zn by AR Digest AA Finish, S by Leco, for Host Rock Samples Au by FA AA Finish

Figure 12.1C: 2004-2005 Sampling and Analytical Flow Chart

October 2005	Page 19

13          SAMPLE PREPARATION, ANALYSES, AND SECURITY

13.1       Splitting, Crushing and Pulverisation

Samples were sawn in half lengthwise with a diamond tipped rock saw blade. The sampled half of the core was placed in a sample bag, and the remaining half, was returned to the core box. Samples awaiting shipment were kept in a locked enclosure within the logging compound prior to being picked up by the laboratory truck which delivered them the ALS Chemex sample preparation facility at Guadalajara in Jalisco State. All half core remaining after analytical and metallurgical sampling are stored at the Farallon compound at Campomento Campo Morado.

At Guadalajara, the samples were dried, weighed, crushed to 2 mm and a sub-sample pulverized. Regular pulp samples and coarse duplicate samples were shipped by air freight to the ALS Chemex laboratory in North Vancouver, BC. In 1996, 1997 and 1998 the primary analytical laboratory for the regular samples was Min-En Laboratories of Vancouver BC and Eco-Tech Laboratories of Kamloops, BC was the check laboratory. The main laboratory used for regular samples from the 2004 and 2005 programs is ALS Chemex in North Vancouver, and the duplicates are analyzed by Acme Analytical Laboratories in Vancouver.

13.2        Insertion of Standards

Quality Control/Quality Assurance samples were submitted by Farallon with the regular samples for analysis including, blind standards, random inter-laboratory duplicates and field blanks. In excess of 10% of all assay results received on the project are quality control values, in addition to the internal quality control samples used by the analytical laboratories.

13.3        Sample Analysis

All samples were assayed for gold by fire assay fusion with a gravimetric or Atomic Absorption (“AA”) finish. Silver, copper, lead, zinc and 27 to 30 additional elements were determined for all samples by acid digestion followed by an AA or ICP finish. The 2004-2005 samples were also assayed for sulphur by LECO furnace.

October 2005	Page 20

13.4        Specific Gravity Measurements

Whole core specific gravity measurements were performed on all competent massive sulphide sample intervals and from selected wall rock intervals. Photographs of the boxed core have been archived in Farallon files.

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14           DATA VERIFICATION

14.1        Quality Control

A satisfactory level of confidence can be attributed to the accuracy and reliability of the gold, silver, copper, lead, and zinc assay results provided by the main independent analytical laboratories and check laboratories used on the Campo Morado drill programs by Farallon. This statement is based on the results of the sample preparation and analytical quality assurance/quality control program.

14.2        Check Analysis

Approximately 10 percent of the mainstream “ore” samples were sent for check assaying.

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15             ADJACENT PROPERTIES

The Campo Morado volcanogenic massive sulphide deposits occur in Guerrero Terrane rocks that host several other volcanogenic sulphide deposits in a similar geological environment. Rey de Plata occurs 26 km to the northeast and Campo Seco 18 km to the southeast of Campo Morado. Similar volcanogenic sulphide deposits in older, more highly metamorphosed volcanic and sedimentary rocks of the Guerrero terrain occur at Tizapa, located 90 km to the north-northwest.

15.1        Rey de Plata

Rey de Plata is a Kuroko-type Zn-Pb-Ag-Au volcanogenic massive sulphide deposit, located at the base of a felsic volcanic sequence near the contact with propylitically altered andesite flows, breccias and agglomerates. The massive sulphides above are metamorphosed, felsic volcanic rocks with large alteration halos containing pyrite and abundant quartz. Vertical zonation of the massive sulphides consists of an enrichment of Ag, Pb and Zn in the upper portions and enrichment of Fe, Au and Cu at the base, with a mixture of the elements in the central portions. Three individual massive sulphide deposits have been identified - namely, the Rey de Plata, Tehuixtla, and Manto de Zn-Cu. Of these, only Rey de Plata deposit is exposed at surface. Tehuixtla is the largest with dimensions of 250 m in length, 100 m in dip extent and width of 24 m. The felsic volcanic section is in the order of 240 m in terms of thickness (Garcia Fons, 1998); above and below the felsic volcanic rocks are intervals of andesite, the lower of which exceeds 1,000 m in thickness. Structurally, the region shows plastic deformational features typical of a high-strain zone. Barite is a significant gangue mineral (Miranda-Gasca, 1994). Carbonate rocks that structurally overlie the massive sulphide bodies belong to the upper part of the Teloloapan assemblage.

Peñoles is the operator of Rey de Plata, and holds an interest of 51%; Dowa and Sumitomo have interests of 39% and 10%, respectively. Peñoles began exploration in the Rey de Plata region in 1975, and completed 21,100 m of diamond drilling and 2,949 m of reverse circulation drilling to delineate the deposits.

Reserves of approximately 1.8 million tonnes were estimated from work conducted between 1986 and 1990. In 1996, exploration work led by Dowa increased the estimated reserves to 3

October 2005	Page 23

million tonnes (grading 1.3 g/t Au, 240 g/t Ag, 2.1% Pb, 8.3% Zn). A bankable feasibility study was completed in 1997 and commercial production (capacity 27,500 tonnes/month) commenced in October 2000. Operations were suspended in December 2001.

15.2        Tizapa

Located 270 km west of Mexico City, Tizapa reserves were originally reported at 4,000,000 tonnes grading 6.99% Zn, 1.64% Pb, 0.56% Cu, 288 g/t Ag and 1.67 g/t Au. Peñoles is the operator with an interest of 51% with Dowa and Sumitomo having interest of 39% and 10%, respectively.

The Tizapa is a Kuroko type Zn-Pb-Ag-Au volcanogenic massive sulphide deposit hosted by metamorphosed Triassic to Permian and older rocks, which, structurally, are the lowest stratigraphic units in the Guerrero terrane. Several stacked or tightly folded massive Kursulphide lenses, up to a few m thick, are overlain by carbonaceous phyllite and underlain by quartz-sericite-pyrite schist and quartz-chlorite schist, probably of felsic to intermediate volcanic origin. Sulphides are recrystallized, mainly fine to medium grained, and dominantly comprised of pyrite, sphalerite, chalcopyrite, and galena. The deposit is estimated to contain between 4.3 million tonnes (Miranda-Gasca, 1995) and 8 million tonnes (Oliver, 1997).

Commercial operations (at a capacity of 20,000 tonnes/month) commenced in November 1994, increasing to 40,000 tonnes/month in April 1998, and a further expansion to 45,000 tonnes/month in 2000. Production in 2003 totalled 420,000 tonnes grading 6.4% Zn, 1.8% Pb, 0.3% Cu, 294 g/t Ag and 2.5 g/t Au.

15.3        Campo Seco

Massive sulphide bodies at Campo Seco, located 18 km to the southeast of Campo Morado, are similar to the massive sulphides of the project area. The occurrences are hosted by Mesozoic rocks that strike north-south and dip steeply to the west. The stratigraphic section includes fine-grained clastic sedimentary rocks, quartzitic sedimentary rocks, heterolithic debris flows and strongly altered felsic flows, pyroclastic rocks and synvolcanic sub-volcanic felsic intrusions. These rocks were deformed by tight, north-south trending folds and north-south trending, east verging thrust faults. The Mesozoic section is unconformably overlain by Tertiary sub-areal volcanic and clastic rocks, which are likely correlative to the Balsas Formation.

October 2005	Page 24

At Campo Seco, polymetallic massive sulphide lenses occur near the upper contact of the felsic pyroclastic and debris flow sequences with overlying thinly bedded, commonly hematitic, fine-grained turbidites. Gold and silver contents are similar to those in the Campo Morado deposits. Grab samples of massive sulphide from a sulphide lens contain an average of 18.7% Zn, 5.24% Pb, 0.53% Cu, 609 g/t Ag and 3.36 g/t Au. This massive sulphide body is exposed over a length of several metres and averages less than 1.0 m in thickness. No resource estimate is available for the Camp Seco occurrences.

October 2005	Page 25

16             MINERAL PROCESSING AND METALLURGICAL TESTING

16.1        Metallurgical Sampling

A comprehensive metallurgical bulk sample drilling program commenced in late 2004 and continued into early 2005. A total of 14 holes, totalling 4,200 metres, were drilled at Reforma (10 holes), Naranjo (3 holes) and El Largo (1 hole). The drill hole locations are shown in Figure 16.1A. The samples were sent to G&T Metallurgical Services Ltd. (“G&T) in Kamloops, British Columbia, Canada for preparation of the necessary bulk flotation samples for the pilot plant program.

Figure 16.1A: Pilot Plant Metallurgical Drill Hole Locations

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16.2        Background to Testwork

Phase 1 and Phase 2 flotation programs were initiated at G&T to produce bulk rougher concentrates for subsequent bench-scale scoping-level pressure oxidation tests at SGS Lakefield ("SGS"). G&T performed flotation tests on samples of Reforma, Naranjo and El Largo mineralization at various levels of primary grind, to assess the impact of grind size on bulk circuit response. Results from pressure oxidation tests, performed on these bulk concentrate samples by SGS at their laboratories in Lakefield, Ontario, demonstrated the amenability of the mineralization to low temperature/pressure oxidation. Phase 2 pressure oxidation test results were applied to design the Phase 3 continuous pilot plant circuit.

The success of the Phase 1 and Phase 2 programs resulted in the implementation of a dedicated pilot plant program - Phase 3 - in which a pilot plant, specifically designed and built to process Campo Morado mineralization, was constructed at SGS. The pilot plant, which incorporates all of the elements indicated in the flowsheet, was commissioned in May 2005.

This Phase 3 work was designed to examine the entire integrated hydrometallurgical flowsheet, under continuous operations, from bulk concentrate feed, through to the production of electrowon metallic copper and zinc, while treating separate bulk rougher concentrates from Reforma, Naranjo and El Largo respectively. The gold and silver would be recovered by cyanidation in a program of batch tests. Approximately 3 tonnes of bulk rougher concentrates, produced by G&T and Pacific Pilot Plant in Kamloops, British Columbia, were shipped to SGS for the Phase 3 pilot plant work.

The recovery of base (Zn, Cu, Pb) and precious metals (Au, Ag) from VMS mineralization has generally been accomplished by selective flotation of zinc, copper and lead concentrates followed by custom smelting of the concentrates. Precious metals contained within the float concentrates may also be recovered via custom smelting.

Campo Morado mineralization consists principally of massive pyrite (FeS2) with sphalerite (ZnS), chalcopyrite (CuFeS2), galena (PbS), etc. Tetrahedrite, arsenopyrite, pyrrhotite and covellite are also found in minor amounts. The base metal sulfides are finely disseminated and difficult to liberate and float selectively into final zinc, copper and lead concentrates of smelter

October 2005	Page 27

quality. This has led to development of hydrometallurgical options for treatment of Campo Morado.

The thrust of hydrometallurgical development has been to develop a selective leach of base metal values (Cu, Zn) from either a whole ore or bulk concentrate material from Campo Morado. Conveniently, it has also been found that this selective leaching process also selectively attacks (oxidizes) sulfide phases (reactive pyrite and/or arsenopyrite) containing the precious metal values in the Campo Morado mineralization. Therefore, a process has been conceived and tested that comprises the steps of:

•	Regrinding of ore or bulk concentrate to fine size suitable for rapid but selective leaching.
•

Partial and selective oxidation of Campo Morado ore or bulk concentrate. This is accomplished by autoclave oxidation at 150 °C using oxygen gas over residence times of 30 to 60 minutes and an atmospheric copper leach process that allows for further oxidation and recovery of copper in particular.

•	Solid-liquid separation and washing to recover a solution containing zinc and copper and a solid that contains silver and gold (liberated via the oxidation process).
•	Partial neutralization of the recovered solution using recycled basic zinc sulfate and limestone.
•	Copper solvent extraction and electrowinning to produce copper cathode of London Metal Exchange (LME) grade.
•	Iron oxidation and precipitation to reject an iron residue.
•	Zinc solvent extraction and electrowinning to produce Special High Grade (SHG) zinc cathode.
•	Basic zinc sulfate production from effluent streams to recover zinc for recycle to partial neutralization.
•	Lime boil and carbon – in – pulp cyanidation of the washed solids from autoclave oxidation to recover silver and gold.
•	Cyanide destruction for environmental control on the final barren residue.

This process concept centred on “partial oxidation” of Campo Morado ore or bulk concentrate has been granted Trademark protection as PARTOXTM in both Canada and Mexico.

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16.3        Phase 3 Metallurgical Testwork

Metallurgical testwork on Campo Morado samples has proceeded by batch and continuous pilot plant testing.

16.3.1    Batch testwork

The development of the PARTOXTM process concept began using benchscale testwork. The paper (appendix 1) entitled “THE HYDROMETALLURGICAL TREATMENT OF FARALLON RESOURCES’ CAMPO MORADO BULK Zn-Pb-Cu-Ag-Au SULFIDE CONCENTRATE” by David Dreisinger, Peter Taggart, Ross Banner, David Copeland, David Jennings and Dick Whittington reviews the bench-scale testwork on Campo Morado. To summarize these results, samples of bulk concentrate from Reforma, El Largo and Naranjo were subjected to partial oxidation over a range of times, with and without post-leaching. The results, shown below, show the possibility of high Cu (84-88%) and Zn (97-99%) extractions with modest iron extraction (indicative of pyrite oxidation, 11–40%). The cyanidation of the residues showed 57-75% Au extraction and 51-80% Ag extraction with an overall cyanide consumption of 4.3 -10.5 kg/t of autoclave (bulk concentrate) feed and a lime consumption of 43-66 kg/t. The full results of the bench-scale testing are reported in the SGS Lakefield Research Reports (Reference).

Selected base and precious metal extractions for autoclave leach, lime boil and cyanidation are summarized in Table 16.3.1A. Lime consumptions are the total for lime boil and cyanidation.

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Concentrate	A/C time		Extraction (%)
	(min)	Cu	Fe	Zn
Reforma	30	88.3	40.1	97.0
Naranjo	40	84.7	23.0	99.0
El Largo	60	87.6	10.8	97

Concentrate	A/C time	Residue Assay (%)
	(min)	Cu	Fe	Zn	S=	S°	SO4	St
Naranjo	30	0.14	41.5	0.17	39.2	3.03	3.8	42.3
El Largo	40	0.14	42.0	0.19	39.9	0.5	3.8	42.2
Reforma	60	0.10	43.0	0.51	36.9	<0.5	4.1	43.6
	Reagent Addn.		Reagent Cons.		Extraction		Cyan Res. Assay
	(kg/t)		(kg/t)		(%)		(g/t)
	NaCN	CaO	NaCN	CaO	Au	Ag	Au	Ag
Reforma	12.8	67.6	10.5	66.3	57.7	51.7	3.08	116
Naranjo	7.4	43.9	5.4	42.6	75.2	80.2	0.51	25.6
El Largo	6.4	53.4	4.3	53.0	59.6	77.5	0.56	60.5

Table 16.3.1A: Selected Base and Precious Metal Extraction
(Note: Reagent additions are expressed as kg/t of autoclave feed.)

The benchscale autoclave tests followed by lime boil cyanidation indicated that selective Cu and Zn extraction ith reasonable precious metal recovery could be achieved. This work formed the basis for a metallurgical pilot plant that was run in the 2nd quarter of 2005.

16.3.2    Continuous Hydrometallurgical Pilot Plant

A metallurgical pilot plant was established at the SGS Lakefield Research laboratory in Ontario, Canada to confirm the applicability of the PARTOX™ process to bulk Zn-Cu-Au-Ag sulfide concentrates from Farallon’s Campo Morado deposits in Guerrero, Mexico. Dr. David Dreisinger (hydrometallurgy consultant to Farallon), SGS staff and Bateman Engineering (Australia) worked together jointly to design the metallurgical process flowsheet and pilot plant equipment used in the testing. Dreisinger, SGS and Bateman were all present for the pilot testing. The flowsheet tested for the pilot plant is shown in the appendix 2.

The PARTOX™ pilot plant was designed as a scaled down version of the commercial circuit to be used for Campo Morado. The pilot plant was characterized as a “proof of principle” test to demonstrate that all individual portions of the process could function together in an integrated circuit. The objectives of the pilot plant were:

•	Demonstrate PARTOX™ Flowsheet Feasibility

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•	Confirm Overall Cu, Zn, Au and Ag Recovery

•	Confirm Cu and Zn Cathode Quality

•	Extract Engineering Design Data

•	Determine Reagent Consumptions

•	Test Concentrate Variability from the Reforma, El Largo and Naranjo Deposits

•	Optimize Solution Balance

•	Develop Initial Plant Operation Control Philosophy

The pilot plant incorporated a number of discreet process steps including; concentrate feed preparation, partial autoclave oxidation (PARTOX™), post autoclave leaching (mainly to increase copper extraction), partial neutralization, counter-current decantation (washing) of the leach residues, copper solvent extraction and electrowinning, iron removal from a portion of the “raffinate1” from copper solvent extraction, zinc solvent extraction and electrowinning, basic zinc sulfate precipitation from the “raffinate” from zinc solvent extraction, environmental treatment of a bleed solution and gold and silver extraction from the leach residue using a “lime boil” and carbon-in-leach2 cyanidation. The products from the pilot plant were copper metal cathode, zinc metal cathode and gold and silver (recovered on carbon from the cyanide leach process).

The integrated pilot plant was operated continuously from May 25 to June 4 on each of the three samples from Naranjo, Reforma and El Largo. The pilot plant results were very good and met all objectives. A short summary of major results follows.
_______________

[1]

Raffinate: The portion of an original liquid that remains after other components have been extracted by a solvent. Thus the copper raffinate is the solution remaining after copper has been extracted by the copper specific solvent LIX 973N that is produced by manufacturer Cognis. The zinc raffinate is the solution remaining after zinc has been extracted by the zinc specific solvent D2EHPA, manufactured by Rhodia. Escaid 110 is a product used to dilute the solvents.

[2]

Carbon-in-Leach Cyanidation: A dilute solution of sodium (or potassium) cyanide in the presence of atmospheric oxygen causes the dissolution of gold and silver, which are then adsorbed onto carbon. The gold and silver are subsequently removed from the carbon (permitting carbon recycle) and then further purified to final commercial metal products.

October 2005	Page 31

Three samples of concentrate were treated over a 12 day period. A total of 1.7 metric tonnes of bulk concentrate were processed as follows in Table 16.3.2A. :

Deposit	Chemical Analysis (% or g/t)						Mass Treated in Pilot Plant (kg)
	Zn	Cu	Fe	S	Ag	Au
Naranjo	3.3	1.03	41.1	45.7	96.8	1.89	812
Reforma	1.80	1.13	42.1	41.3	70.8	1.43	440
El Largo	7.41	0.60	37.3	42.6	164	1.06	459

Table 16.3.2A: Pilot Plant Recovery Results

PARTOX™ Autoclave Leach and Atmospheric Copper Leach

The autoclave leach process (at 150oC) was designed for partial oxidation (PARTOX™) of the bulk concentrate to maximize zinc and copper extraction and to release gold and silver for subsequent cyanidation. The atmospheric copper leach process is designed to maximize base metal leaching by allowing for some further reaction time after the autoclave. The pressure oxidation3 and copper leach cumulative recoveries achieved for the pilot plant are summarized below in Table 16.3.2B.

Concentrate	Process Step	Cumulative Extraction (%)
		Zn	Cu	Fe
Naranjo	Pressure Oxidation (POX)	98	84	16
	POX + Copper Leach	98	88	16
Reforma	POX	92	69	21
	POX + Copper Leach	93	71	18
El Largo	POX	98	83	22
	POX + Copper Leach	98	87	13
Average for all Feeds	POX	96	79	20
	POX + Copper Leach	96	82	16

Table 16.3.2B: Pressure Oxidation and Copper Leach Cummulative Recoveries

Counter Current Decantation (CCD)

_______________

[3]
Pressure Oxidation: Controlled oxidation of sulfide minerals in a pressure vessel, called an autoclave, in the presence of heat and pure oxygen. The sulfide minerals are changed from sulfide compounds to soluble metal salts.

October 2005	Page 32

The autoclave solid residue settled easily in conventional thickening equipment. Seven stages of CCD washing were applied to give 99.9% overall washing efficiency for copper and zinc and a final underflow density averaging 58% solids by weight.

Copper Solvent Extraction and Electrowinning (SX-EW4)

The copper solvent extraction process treated an average solution composition of 1.19 grams per litre Cu and obtained an average of 95% extraction. The copper extractant solution was 12% LIX 937N (product of Cognis), diluted by Escaid 110. A total of 10,600 litres of solution were treated through more than 217 hours of operation. The stripped copper was plated under conventional conditions at 200 amperes per square metre current density and 96% current efficiency to produce 12 kg of cathode copper product. The copper analysis was >99.99% copper purity. It is expected that the copper SX/EW product from Campo Morado will meet LME Grade A/COMEX Grade 1 purity specifications (not less than 99.999% copper).

Iron Removal

The removal of iron from a portion of the copper raffinate solution by neutralization and oxidation was 99.9% effective with less than 10 parts per million of iron in the feed to zinc solvent extraction. The losses of copper and zinc to the iron precipitate were negligible.

Zinc SX-EW

The zinc solvent extraction process treated an average solution composition of 41.6 grams per litre Zn and obtained an average of 81% extraction. The zinc extractant solution was 40% D2EHPA (product of Rhodia), diluted by Escaid 110. A total of 3,250 litres of solution were treated over 187 hours of operation. The stripped zinc was plated under conventional conditions at 400 amperes per square metre current density and 86% current efficiency to produce 102 kg of cathode zinc product. The zinc analysis was >99.99% zinc purity. It is expected that the zinc
_______________

[4]

Solvent Extraction/Electrowinning (SX/EW): Solvent Extraction is the technique of transferring a solute from one solution to another, for example when copper oxide is dissolved into solution, copper becomes the solute. Electrowinning is the process in which an electric current flows between a pair of electrodes (anode & cathode) in a solution containing metal ions (electrolyte). Metal is deposited on the cathode in accordance with the metal’s ability to gain or lose electrons. Since ion deposition is selective, the cathode product is generally high grade and requires little further refining.

October 2005	Page 33

SX/EW cathode product from Campo Morado will meet or exceed LME “Special High Grade” Grade purity specifications (not less than 99.995% zinc).

Basic Zinc Sulfate Production

Basic zinc sulfate was produced from a portion of the zinc raffinate solution using limestone and lime. On average over 97% of the contained zinc was recovered from solution as a basic zinc sulfate slurry product. Basic zinc sulfate product is recycled within the process to ensure that the zinc values are not lost.

Gold and Silver Recovery

Samples of washed autoclave oxidation residue from the counter current decantation circuit were tested for gold and silver recovery using a lime-boil, cyanide-in-leach procedure. The lime-boil (ie addition of lime, then solution is boiled) is necessary to obtain high levels of silver extraction.

The average gold extractions were 57%, 66% and 62% for samples Naranjo, Reforma and El Largo, respectively. The comparable average silver extractions were 82%, 76% and 88% for the same sample series.

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17         MINERAL RESOURCE ESTIMATES

17.1      Behre Dolbear’s Check Assays

Behre Dolbear has conducted an independent check assay program for the Campo Morado project. For each of the four main VMS deposits, 10 pulp samples were randomly selected from the ALS CHEMEX storage facility in Guadalajara, Mexico by Behre Dolbear for check assay at American Assay Laboratories, Inc. in Sparks, Nevada. A total of 40 pulp samples have been assayed for gold by standard 30 g fire assay procedure and for silver, copper, zinc and lead by an Aqua Regia AAS procedure.

This independent check assay performed by American Assay Laboratories confirms the presence of gold, silver, lead, zinc, and copper in those samples.

17.2      Electronic Assay Data Verification

The electronic assay database provided by Farallon to Behre Dolbear consists of tables of collar, survey and assay in the EXCEL format. Grade items in the assay table include gold and silver grades in grams per tonne (“g/t”) and copper, zinc and lead grades in percent. Sample field bulk density measurements and lab bulk density measurements were also provided if available. Other information in the assay table includes sample number, rock type, area, and year when the hole was drilled.

Behre Dolbear has verified the assay grades in the database against copies of the original assay certificates provided by Farallon for about 10 percent of the drill holes in the database, and has found the assay data was entered into the database correctly.

17.3      Bulk Densities

Farallon has carried out systematic bulk density measurement for the core samples from and around the massive sulfide zones. The field dry bulk density was determined using the water immersion method by weighing the dried core specimen in air and suspended in water respectively. A total of 5,725 bulk density measurements have been reported by Farallon for the Reforma, Naranjo and El Rey deposits. The measured bulk density ranges from 1.56 to 5.15, with an average of 3.34 grams per cubic centimeter (“g/cm3”). In order to check the accuracy of the field density measurements, some pulp samples were also sent to the CHEMEX lab for

October 2005	Page 35

density determination. A total of 4,465 pulp samples from the three deposits have had bulk density determined by the lab, and the individual sample density ranges from 2.11 to 6.11, with an average of 3.45 g/cm3.

There are 1,984 (899 for Reforma, 942 for Naranjo and 143 for El Rey) assay intervals with both field and lab bulk density measurements inside the VMS bodies for the Reforma, Naranjo and El Rey deposits, and they are used for comparison of the two density measurements. Table 17.3A shows that the average lab measurement is 5.1 percent and 0.5 percent higher than the average field measurement for the Reforma and El Rey deposits respectively; whereas the average lab measurements is 0.5 percent lower than of the average field measurements for the Naranjo deposit. Scatter plots of the two sets of density measurements were done for the Reform, Naranjo and El Rey deposits, respectively. They show reasonable correlation for the Naranjo and El Rey deposits with a correlation coefficient of 0.892 for Naranjo and 0.948 for El Rey. The correlation for Reforma is not as good as for the other two deposits with a correlation coefficient of 0.826.

Statistical Comparison of Bulk Density Measurements
Item	Reforma		Naranjo		El Rey
	Field	Lab	Field	Lab	Field	Lab
Number of Measurement	899	899	942	942	143	143
Mean Bulk Density (g/cm3 )	3.885	4.085	4.189	4.169	4.127	4.147
Standard Deviation	0.599	0.548	0.562	0.514	0.557	0.532
Minimum	1.764	2.550	1.920	2.110	2.764	2.780
Maximum	4.886	6.110	4.959	4.960	4.934	4.940
Coefficient of Variation	0.154	0.134	0.134	0.123	0.135	0.128

Table 17.3A: Statistical Comparison of Bulk Density Measurements

There are a few samples with significantly lower field density measurements than the lab density measurement for the Reforma deposit. These are probably mostly samples from the oxidized zone of the deposit with some voids in the rock because of leaching and fracturing in the oxidized zone. The Naranjo and El Rey VMS bodies are generally un-oxidized and have no significant amount of voids, which is the reason for the very similar field and lab bulk density measurements.

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The comparison between the field bulk density measurements and the lab bulk density measurements shows that the field measurements are reliable and Behre Dolbear believes that they can be used for assigning bulk density to the resource model.

17.4      Massive Sulfide Model

Three-dimensional (“3D”) solid models were generated for the Reforma, Naranjo and El Rey deposits. The geological models were based on geological interpretation of massive sulfide zones on 50 m spaced north-south cross sections by Farallon geologists. These section outlines were digitized and input into the MineSight mining software system; adjustments were made based on the drill hole assay grades when necessary. The two-dimensional section outlines were converted to 3D polylines by snapping the outline points to the actual 3D drill hole intercepts. The 3D polylines were joined together to form solids. The end polylines were projected 25 m, half of the section spacing, from the VMS body before solid modeling.

The solid model in Figure 17.4A shows that the Reforma deposit consists of one main VMS body and two small VMS bodies. The main VMS body has a tabular shape, striking east-west and dipping to the south with an average angle of 40°. The main body has a very good continuity; it is about 760 m long along strike, 60 to 350 m wide in the dip direction and 2 to 50 m thick. This VMS body is penetrated by 76 drill holes and has a volume of 3.29 million m3. The two small VMS bodies above the main VMS body were penetrated by only two drill holes each and have a combined volume of about 10,000 m3.

The Naranjo deposit shown in Figure 17.4B consists of two main tabular VMS bodies and eight small VMS bodies. The VMS bodies are generally striking east-west and dip to the south with an average angle of 17°. The largest VMS body is about 500 m long in the dip direction, 75 to 240 m wide along strike and 5 to 75 m thick. It is penetrated by 31 drill holes and has a volume of 2.24 million m3. The second main VMS body is penetrated by nine drill holes and has a volume of 0.29 million m3. The other eight small VMS bodies are penetrated by one to five drill holes and have a combined volume of 0.20 million m3.

The El Rey deposit is separated into a main tabular VMS body and a smaller VMS body. The main VMS body is nearly horizontal; it is about 250 m in the east-west direction, 200 to 250 m in north-south direction and 2 to 35 m thick. This VMS body is penetrated by 26 drill holes and has

October 2005	Page 37

a volume of 0.90 million m3. The small VMS body is penetrated by only two drill holes and has a volume of less than 9,000 m3. El Rey is shown in Figure 16.4C.

Figure 17.4A 5: 3D solid model of VMS bodies of Reforma deposit

Figure 17.4B 6: 3D solid model of VMS bodies of Naranjo deposit

_______________

[5]	The view is looking at azimuth 300° at a dip of -15°. The yellow circle at the lower right is 50 m in diameter.

[6]	The view is looking at azimuth 300° at a dip of -15°. The yellow circle at the lower right is 50 m in diameter.

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Figure 17.4C 7: 3D solid model of the VMS bodies of the El Rey deposit

17.5      Model for Reforma Underground Workings

There was significant historical production from oxide portion of the Reforma deposit. Six levels of underground adits have been developed but the sulfide portion of the deposit is generally un-touched because of the then limitation on processing technology. In order to account for the historical production, a stope void model has been produced by Behre Dolbear for the Reforma deposit based on mostly drill hole void and non-recovery or very-poor-recovery intercepts. It can be seen from Figure 17.5A that there are two stope solids corresponding to the two mined areas, one on the upper-east side and another on the upper-west side, of the Reforma deposit. The upper-east stope is the primary stope, and it truncates the upper-east portion of the main Reforma VMS solid. The upper-west solid is less well defined; it seems located above the main Reforma VMS solid. Only limited volume of the VMS solids has been occupied by the stope voids. The two stope voids have a volume of 0.65 million m3, of which only 0.15 million m3 are inside the VMS solids. This represents about 4.6 percent of the total VMS solid volume of the Reforma deposit.

The underground adits model was provided by Farallon based on historical maps and actual survey results for the accessible portion of the adits. The total volume of the adits is only about 13,000 m3, of which less than 3,000 m3 are inside the VMS solids.

_______________

[7]	The view is looking at azimuth 300° at a dip of -30°. The yellow circle at the lower right is 50 m in diameter.

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The stope voids and underground adit solids have been coded to the Reforma resource block model. Blocks coded as voids are excluded from the mineral resource summary in this report.

Figure 17.5A 8: 3D solid model of the Reforma
underground workings

17.6      Assay Statistics and Grade Capping

The assay statistics for gold, silver, copper, zinc and lead within the defined VMS solids for the Reforma, Naranjo and El Rey deposits are summarized in Table 17.6A.

_______________

[8]

The view is looking at azimuth 300° at a dip of -15°. The green colored shapes are stopes and the brown colored shapes are underground adits. The greenish-yellow shapes are VMS bodies. The yellow circle at the lower right is 50 m in diameter.

October 2005	Page 40

Assay Grade Statistics of Samples within the VMS Solids
Item	Au (g/t)	Ag (g/t)	Cu (%)	Zn (%)	Pb (%)
Reforma Deposit
Number	1,405	1,405	1,405	1,405	1,405
Meters	1,571	1,571	1,571	1,571	1,571
Mean	1.74	134.7	0.781	2.028	0.679
Stan. Dev.	3.50	803.0	0.957	2.425	1.215
Min.	0.00	0.0	0.000	0.000	0.000
Max.	72.65	17,985	13.100	17.500	16.400
Coef. Var.	2.01	5.96	1.226	1.196	1.790
Naranjo Deposit
Number	1,129	1,129	1,129	1,129	1,129
Meters	1,212	1,212	1,212	1,212	1,212
Mean	1.31	71.3	0.745	1.739	0.455
Stan. Dev.	2.20	111.6	1.039	2.030	0.761
Min.	0.01	0.2	0.000	0.010	0.000
Max.	21.76	1,670	13.400	9.340	6.270
Coef. Var.	1.67	1.57	1.395	1.167	1.671
El Rey Deposit
Number	467	467	467	467	467
Meters	474	474	474	474	474
Mean	1.38	75.3	0.511	2.283	0.522
Stan. Dev.	2.12	94.8	0.311	2.272	0.731
Min.	0.03	2.5	0.020	0.030	0.010
Max.	18.50	885.0	3.540	12.410	5.520
Coef. Var.	1.53	1.26	0.609	0.995	1.400

Table 17.6A: Assay Grade Statistics of Samples within the VMS Solids

Based on assay probability distributions, Behre Dolbear has determined capping grades for gold, silver, copper, zinc and lead for the Reforma, Naranjo and El Rey deposits (Table 17.6B) .

Metal Capping Grades within the VMS Solids
Deposit	Au (g/t)	Ag (g/t)	Cu (%)	Zn (%)	Pb (%)
Reforma	14.0	600	7.2	10.0	8.5
Naranjo	11.0	500	7.0	8.5	4.6
El Rey	8.5	550	2.5	10.0	4.0

Table 17.6B: Metal Capping Grades within the VMS Solids

Original assays with grades above the capping grade are reset to the capping grade before further statistical and geostatistical analysis. Statistics for the capped assay grades are summarized in Table 17.6C. The probability plots show that gold and silver grades have a near log-normal

October 2005	Page 41

distribution as the distributions show nearly straight lines in the log-log scale plots, but copper, zinc and lead grades have a near normal distribution as the distribution shows nearly straight lines in normal-log scale plots. These probability plots also show that each metal has two or more populations inside the VMS bodies, and a high-grade domain and a low-grade domain should be separated within the massive sulfide bodies in grade estimation.

Capped Assay Grade Statistics of Samples within the VMS Solids
Item	Au (g/t)	Ag (g/t)	Cu (%)	Zn (%)	Pb (%)
Reforma Deposit
Number	1,405	1,405	1,405	1,405	1,405
Meters	1,571	1,571	1,571	1,571	1,571
Mean	1.64	95.2	0.771	2.012	0.670
Stan. Dev.	2.72	131.4	0.869	2.353	1.139
Min.	0.00	0.0	0.000	0.000	0.000
Max.	14.00	600.0	7.200	10.000	8.500
Coef. Var.	1.66	1.38	1.127	1.170	1.701
Naranjo Deposit
Number	1,129	1,129	1,129	1,129	1,129
Meters	1,212	1,212	1,212	1,212	1,212
Mean	1.27	67.4	0.716	1.736	0.452
Stan. Dev.	1.90	77.9	0.763	2.021	0.743
Min.	0.01	0.2	0.000	0.010	0.000
Max.	11.00	500	7.000	8.500	4.600
Coef. Var.	1.50	1.16	1.064	1.164	1.642
El Rey Deposit
Number	467	467	467	467	467
Meters	474	474	474	474	474
Mean	1.32	73.9	0.506	2.276	0.516
Stan. Dev.	1.77	84.5	0.275	2.247	0.695
Min.	0.03	2.5	0.020	0.030	0.010
Max.	8.50	550.0	2.500	10.000	4.000
Coef. Var.	1.34	1.14	0.544	0.987	1.347

Table 17.6C: Capped Assay Grade Statistics of Samples within the VMS Solids

17.7      Compositing

The capped original assays with variable sample length were composited by length to 2 m composites for further geological modeling, geostatistical analysis and grade estimation. Statistics of the 2 m composites are summarized in Table 17.7A.

October 2005	Page 42

2m Composite Grade Statistics within the VMS Solids

Item	Au	Ag	Cu	Zn	Pb	GMV
	(g/t)	(g/t)	(%)	(%)	(%)	($/t)
Reforma Deposit
Number	840	840	840	840	840	840
Meters	1,572	1,572	1,572	1,572	1,572	1,572
Mean	1.64	95.1	0.771	2.012	0.670	62.9
Stan. Dev.	2.56	124.2	0.795	2.245	1.063	74.1
Min.	0.00	0.0	0.000	0.000	0.000	0.0
Max.	14.00	600.0	7.200	10.000	8.500	434.3
Coef. Var.	1.56	1.306	1.031	1.116	1.586	1.18
Naranjo Deposit
Number	633	633	633	633	633	633
Meters	1,212	1,212	1,212	1,212	1,212	1,212
Mean	1.27	67.4	0.717	1.737	0.453	49.2
Stan. Dev.	1.71	71.9	0.707	1.873	0.688	49.0
Min.	0.01	0.3	0.000	0.010	0.000	2.8
Max.	9.88	478.2	7.000	8.270	4.410	278.5
Coef. Var.	1.35	1.07	0.986	1.078	1.519	0.995
El Rey Deposit
Number	252	252	252	252	252	252
Meters	475	475	475	475	475	475
Mean	1.32	73.9	0.507	2.277	0.516	57.4
Stan. Dev.	1.63	76.3	0.239	2.042	0.622	52.2
Min.	0.03	2.5	0.020	0.030	0.010	2.0
Max.	8.50	550.0	1.750	9.820	4.000	311.6
Coef. Var.	1.23	1.03	0.472	0.897	1.205	0.908
GMV – Gross metal value calculated from Au, Ag, Zn and Pb grades, see text in next section for details.

Table 17.7A: 2 m Composite Grade Statistics within the VMS Solids

17.8      High-Grade and Low-Grade Domains

Each of the five metals with economic value has a different distribution within the defined VMS bodies. However, gold, silver, zinc and lead have similar distributions, whereas copper has a totally different distribution. This is also demonstrated by the correlation coefficients between different metals for composites inside the VMS solids (Table 17.8A) . It can be seen that copper, in general, is weakly correlated with any of the other four metals, whereas the other four metals are weakly to strongly correlative to each other.

October 2005	Page 43

Uncapped Composite Correlation Coefficients between Metal Grades
Reforma deposit
Metal	Au	Ag	Cu	Zn
Ag	0.181
Cu	-0.037	-0.048
Zn	0.442	0.057	-0.104
Pb	0.789	0.225	-0.066	0.554
Naranjo Deposit
Metal	Au	Ag	Cu	Zn
Ag	0.603
Cu	0.074	0.042
Zn	0.431	0.429	-0.049
Pb	0.634	0.606	-0.074	0.734
El Rey Deposit
Metal	Au	Ag	Cu	Zn
Ag	0.714
Cu	0.094	0.070
Zn	0.403	0.611	-0.027
Pb	0.640	0.844	0.003	0.762

Table 17.8A: Uncapped Composite Correlation Coefficients between Metal Grades

Based on the above analysis, Behre Dolbear has separated the five metals into two groups in defining the grade domains, i.e. the gold, silver, zinc and lead group, and the copper group. A combined parameter, gross metal value (“GMV”) in US dollars per tonne, calculated from the capped assay grades of the four metals in the first group was used to construct the high-grade and low-grade domains within the VMS for the first group. The metal prices used for calculating GMV in US dollars per tonne are based on assumptions for the ongoing pre-feasibility study, and are listed in Table 17.8B. Statistics for the calculated GMV value of the 2 m composites are summarized in Table 17.7A. Behre Dolbear generally prefers to use a Recoverable Metal Value (“RMV”) or a Payable Metal Value (“PMV”) as an economic parameter for resource modeling, but this cannot be done for the Campo Morado project as the metallurgical tests are still at an early stage.

October 2005	Page 44

Metal Price and Recovery for the Campo Morado Project
Metal	Price
Au	$375/oz
Ag	$5.50/oz
Cu	$1.00/lb
Zn	$0.51/lb
Pb	$0.25/lb

Table 17.8B: Metal Price and Recovery for the Campo Morado Project

The formula used to calculate the composite GMV values is:

GMV 12.06×Au(g / t) 0.1768×Ag(g / t) 11.25×Zn(%) 5.513×Pb(%)

Based on the composite probability distribution of copper and GMV calculated from the four metals, as well as their distribution on cross sections, it was determined that a cutoff grade of 1.0 percent and $40.00/t were used to separate the high-grade and the low-grade domains for copper and other four metals, respectively. The high-grade solids based on the GMV and copper grades are shown in Figures 17.8A to 17.8E, for the Reforma, Naranjo and El Rey deposit. No high-grade copper domain was defined for the El Rey deposit as there is no apparent high grade population in the deposit.

Figure 17.8A 9: Reforma 3D high-grade GMV solid model within the VMS bodies

_______________

[9]	The view is looking at azimuth 300° at a dip of -15°. The yellow circle at the lower right is 50 m in diameter.

October 2005	Page 45

Figure 17.8B 10: Reforma 3D high-grade copper solids within the VMS bodies

Figure 17.8C 11: Naranjo 3D high-grade GMV solid model within the VMS bodies

_______________

[10]	The view is looking at azimuth 300° at a dip of -15°. The yellow circle at the lower right is 50 m in diameter.

[11]	The view is looking at azimuth 300° at a dip of -15°. The yellow circle at the lower right is 50 m in diameter.

October 2005	Page 46

Figure 17.8D 12: Naranjo 3D high-grade copper solids within the VMS bodies

Figure 17.8E 13: El Rey 3D high-grade GMV solid model within the VMS bodies

Statistics of the 2 m composite grades in the high-grade domain and low-grade domain are presented in Tables 17.8C to 17.8G.

_______________

[12]	The view is looking at azimuth 300° at a dip of -15°. The yellow circle at the lower right is 50 m in diameter.

[13]	The view is looking at azimuth 300° at a dip of -30°. The yellow circle at the lower right is 50 m in diameter.

October 2005	Page 47

Reforma 2m Composite Grade Statistics by GMV Domain
Item	Au (g/t)	Ag (g/t)	Cu (%)	Zn (%)	Pb (%)	GMV ($/t)
High-Grade GMV Domain
Number	410	410	410	410	410	410
Meters	730	730	730	730	730	730
Mean	3.18	167.9	0.606	3.568	1.297	115.3
Stan. Dev.	3.08	150.2	0.603	2.406	1.278	80.9
Min.	0.01	2.3	0.000	0.010	0.010	2.8
Max.	14.00	600.0	7.200	10.000	8.500	434.3
Coef. Var.	0.97	0.89	0.994	0.674	0.986	0.70
Low-Grade GMV Domain
Number	430	430	430	430	430	430
Meters	841	841	841	841	841	841
Mean	0.30	32.0	0.915	0.661	0.126	17.4
Stan. Dev.	0.34	26.3	0.907	0.679	0.234	11.6
Min.	0.00	0.0	0.000	0.000	0.000	0.0
Max.	2.73	318.3	7.110	4.310	2.570	98.8
Coef. Var.	1.12	0.82	0.991	1.027	1.856	0.67

Table 17.8C: Reforma 2 m Composite Grade Statistics by GMV Domain

Reforma 2m Composite Grade Statistics by Copper Domain
Item	Au (g/t)	Ag (g/t)	Cu (%)	Zn (%)	Pb (%)	GMV ($/t)
High-Grade Cu Domain
Number	163	163	163	163	163	163
Meters	309	309	309	309	309	309
Mean	1.24	76.3	1.839	1.005	0.375	41.8
Stan. Dev.	2.77	120.2	1.213	1.456	0.850	71.9
Min.	0.01	7.3	0.350	0.020	0.010	3.1
Max.	13.98	600.0	7.200	7.10	5.180	343.0
Coef. Var.	2.24	1.58	0.660	1.449	2.265	1.72
Low-Grade Cu Domain
Number	676	676	676	676	676	676
Meters	1,262	1,262	1,262	1,262	1,262	1,262
Mean	1.73	99.8	0.510	2.259	0.743	68.1
Stan. Dev.	2.49	124.8	0.280	2.334	1.097	73.8
Min.	0.00	0.0	0.000	0.000	0.000	0.0
Max.	14.0	600.0	3.190	10.000	8.500	434.3
Coef. Var.	1.44	1.250	0.550	1.033	1.478	1.08

Table 17.8D: Reforma 2 m Composite Grade Statistics by Copper Domain

October 2005	Page 48

Naranjo 2m Composite Grade Statistics by GMV Domain
Item	Au	Ag	Cu	Zn	Pb	GMV
	(g/t)	(g/t)	(%)	(%)	(%)	($/t)
High-Grade GMV Domain
Number	253	253	253	253	253	253
Meters	486	486	486	486	486	486
Mean	2.45	111.5	0.749	3.161	0.884	89.6
Stan. Dev.	2.11	90.6	0.827	2.090	0.887	53.8
Min.	0.03	4.4	0.000	0.020	0.010	4.1
Max.	9.88	478.2	7.000	8.270	4.410	278.5
Coef. Var.	0.86	0.81	1.105	0.661	0.993	0.60
Low-Grade GMV Domain
Number	380	380	380	380	380	380
Meters	726	726	726	726	726	726
Mean	0.48	37.8	0.695	0.784	0.164	22.2
Stan. Dev.	0.61	31.3	0.612	0.818	0.260	15.7
Min.	0.01	0.3	0.010	0.010	0.000	2.8
Max.	7.12	353.0	7.000	6.620	2.080	132.2
Coef. Var.	1.28	0.83	0.881	1.044	1.583	0.71

Table 17.8E: Naranjo 2 m Composite Grade Statistics by GMV Domain

Naranjo 2m Composite Grade Statistics by Copper Domain
Item	Au (g/t)	Ag (g/t)	Cu (%)	Zn (%)	Pb (%)	GMV ($/t)
High-Grade Cu Domain
Number	90	90	90	90	90	90
Meters	168	168	168	168	168	168
Mean	1.20	82.0	1.802	1.560	0.382	48.6
Stan. Dev.	1.89	72.3	1.379	1.719	0.568	46.3
Min.	0.02	17.3	0.170	0.030	0.010	5.2
Max.	7.89	425.2	7.000	7.59	2.710	259.0
Coef. Var.	1.58	0.88	0.767	1.102	1.478	0.95
Low-Grade Cu Domain
Number	543	543	543	543	543	543
Meters	1,045	1,045	1,045	1,045	1,045	1,045
Mean	1.28	65.0	0.543	1.765	0.464	49.3
Stan. Dev.	1.68	71.6	0.237	1.896	0.705	49.4
Min.	0.01	0.3	0.000	0.010	0.000	2.8
Max.	9.88	478.2	1.890	8.270	4.410	278.5
Coef. Var.	1.31	1.101	0.437	1.074	1.519	1.00

Table 17.8F: Naranjo 2 m Composite Grade Statistics by Copper Domain

October 2005	Page 49

El Rey 2m Composite Grade Statistics by GMV Domain

Item	Au	Ag	Cu	Zn	Pb	GMV
	(g/t)	(g/t)	(%)	(%)	(%)	($/t)
High-Grade GMV Domain
Number	122	122	122	122	122	122
Meters	222	222	222	222	222	222
Mean	2.26	121.2	0.468	3.943	0.945	98.2
Stan. Dev.	1.95	89.1	0.181	1.784	0.683	50.2
Min.	0.13	17.2	0.090	0.200	0.030	31.8
Max.	8.50	550.0	1.130	9.820	4.000	311.6
Coef. Var.	0.86	0.74	0.387	0.452	0.722	0.51
Low-Grade GMV Domain
Number	130	130	130	130	130	130
Meters	252	252	252	252	252	252
Mean	0.50	32.2	0.542	0.811	0.139	21.6
Stan. Dev.	0.49	16.2	0.276	0.668	0.122	12.5
Min.	0.03	2.5	0.020	0.030	0.010	2.0
Max.	2.63	84.8	1.750	3.670	0.760	67.7
Coef. Var.	0.97	0.50	0.510	0.824	0.873	0.58

Table 17.8G: El Rey 2 m Composite Grade Statistics by GMV Domain

October 2005	Page 50

17.9      Variography

Spherical variogram models for gold, silver, zinc and lead have been generated from the 2 m composites inside the high-GMV domain for the Reforma, Naranjo and El Rey deposits (tables 17.9A to 17.9C and figures 17.9A to 17.9C) . The zinc and lead variography for the El Rey deposit was generated using all composites inside the VMS solids as there are insufficient samples to produce meaningful variogram models within the high-GMV domain. It can been seen that the four metals have similar variogram models with relatively low nugget, ranging from 10 to 30 percent of the total sill, and relatively long major variogram range, ranging from 65 to 140 m. The orientation of the three main axes of the variogram models is also identical for each deposit.

Only limited composites are generally located inside the defined high-copper domains, and no useful variogram models can be produced from these composites. Therefore, copper variogram models have been produced from all copper composites inside the VMS solids (tables 17.9A to 17.9C and figures 17.9A to 17.9C) .

As the field bulk density measurements will be used for block bulk density estimate, variogram models have also been produced for the field bulk density measurement composites inside the VMS solid (tables 17.9A to 17.9C and figures 17.9A to 17.9C) .

These variogram models are considered as preliminary by Behre Dolbear and should be refined when more sampling data is available.

October 2005	Page 51

Reforma Spherical Variogram Models
Direction	Azim	Dip	C0	C1	C2	a1 (m)	a2 (m)
Gold in High-GMV Domain
Major axis	180º	-40º	0.30	0.55	0.15	45	110
Semi-major	270º	0º				40	60
Minor axis	0º	-50º				22	40
Silver in High-GMV Domain
Major axis	180º	-40º	0.10	0.65	0.25	50	130
Semi-major	270º	0º				25	65
Minor axis	0º	-50º				15	25
Zinc in High-GMV Domain
Major axis	180º	-40º	0.15	0.60	0.25	55	75
Semi-major	270º	0º				40	60
Minor axis	0º	-50º				15	18
Lead in High-GMV Domain
Major axis	180º	-40º	0.25	0.50	0.25	65	140
Semi-major	270º	0º				65	65
Minor axis	0º	-50º				15	25
Copper in VMS Solids
Major axis	180º	-40º	0.20	0.50	0.25	35	85
Semi-major	270º	0º				20	55
Minor axis	0º	-50º				19	20
Bulk Density in VMS Solids
Major axis	180º	-40º	0.12	0.65	0.28	65	230
Semi-major	270º	0º				70	200
Minor axis	0º	-50º				65	65
Notes: C0 - nugget; C1 - sill for the first structure; C2 - sill for the second structure; a1 - range for the first structure; a2 - range for the second structure.

Table 17.9A: Reforma Spherical Variogram Models

Naranjo Spherical Variogram Models
Direction	Azim	Dip	C0	C1	C2	a1 (m)	a2 (m)
Gold in High-GMV Domain
Major axis	90º	0º	0.15	0.65	0.20	50	65
Semi-major	180º	-17º				50	65
Minor axis	0º	-73º				9	11
Silver in High-GMV Domain
Major axis	90º	0º	0.10	0.70	0.20	75	100
Semi-major	180º	-17º				60	70
Minor axis	0º	-73º				11	15
Zinc in High-GMV Domain
Major axis	90º	0º	0.20	0.60	0.20	80	140
Semi-major	180º	-17º				75	115
Minor axis	0º	-73º				12	16
Lead in High-GMV Domain
Major axis	90º	0º	0.20	0.60	0.20	74	120
Semi-major	180º	-17º				72	115
Minor axis	0º	-73º				13	16
Copper in VMS Solids
Major axis	180º	-17º	0.25	0.55	0.20	68	100
Semi-major	270º	0º				50	65
Minor axis	0º	-73º				12	20
Bulk Density in VMS Solids
Major axis	180º	-17º	0.10	0.60	0.30	210	230
Semi-major	270º	0º				80	160
Minor axis	0º	-73º				55	60
Notes: C0 - nugget; C1 - sill for the first structure; C2 - sill for the second structure; a1 - range for the first structure; a2 - range for the second structure.

Table 17.9B: Naranjo Spherical Variogram Models

October 2005	Page 52

El Rey Spherical Variogram Models
Direction	Azim	Dip	C0	C1	C2	a1 (m)	a2 (m)
Gold in High-GMV Domain
Major axis	90º	0º	0.10	0.60	0.30	27	100
Semi-major	180º	0º				35	85
Minor axis	0º	-90º				10	10
Silver in High-GMV Domain
Major axis	90º	0º	0.20	0.50	0.30	27	85
Semi-major	180º	0º				55	55
Minor axis	0º	-90º				9	9
Zinc in VMS Solids
Major axis	90º	0º	0.20	0.60	0.20	18	72
Semi-major	180º	0º				65	70
Minor axis	0º	-90º				11	16
Lead in VMS Solids
Major axis	90º	0º	0.20	0.50	0.30	14	85
Semi-major	180º	0º				65	65
Minor axis	0º	-90º				8	10
Copper in VMS Solids
Semi-major	90º	0º	0.20	0.60	0.20	18	55
Major axis	180º	0º				78	78
Minor axis	0º	-90º				9	12
Bulk Density in VMS Solids
Semi-major	90º	0º	0.10	0.60	0.30	14	60
Major axis	180º	0º				30	95
Minor axis	0º	-90º				13	16
Notes: C0 - nugget; C1 - sill for the first structure; C2 - sill for the second structure; a1 - range for the first structure; a2 - range for the second structure.

Table 17.9C: El Rey Spherical Variogram Models

October 2005	Page 53

Gold in high-GMV domain

Silver in high-GMV domain

Zinc in high-GMV domain

Lead in high-GMV domain

Copper in VMS solids

Bulk density in VMS solids

Figure 17.9A: Reforma spherical variogram models

October 2005	Page 54

Gold in high-GMV domain

Silver in high-GMV domain

Zinc in high-GMV domain

Lead in high-GMV domain

Copper in VMS solids

Bulk density in VMS solids

Figure 17.9B: Naranjo spherical variogram models

October 2005	Page 55

Gold in high-GMV domain

Silver in high-GMV domain

Zinc in VMS solids

Lead in VMS solids

Copper in VMS solids

Bulk density in VMS solids

Figure 17.9C: El Rey spherical variogram models

October 2005	Page 56

17.10     Block Model Definition

The block models for the Reforma, Naranjo and El Rey deposits are defined in Table 17.10A.

Block Model Definition
Direction	From	To	Block Size	No of Blocks
Reforma
Easting	4,510m	5,290m	2m	390
Northing	13,910m	14,290m	2m	190
Elevation	1,260m	1,530m	2m	135
Naranjo
Easting	5,160m	5,500m	2m	170
Northing	12,400m	13,320m	2m	460
Elevation	1,120m	1,470m	2m	175
El Rey
Easting	5,160m	5,500m	2m	170
Northing	12,400m	13,320m	2m	460
Elevation	1,120m	1,470m	2m	175

Table 17.10A: Block Model Definition

The VMS solids and the high-GMV and high-copper domains are coded to the block model using the majority rule, i.e. a block is considered inside a mineral envelope if more than 50 percent of its volume is located inside the envelope.

17.11     Grade Estimation

Block metal grades inside the VMS solids were estimated using a two-pass ordinary kriging (“OK”) procedure. The primary reason to use a two-pass OK procedure is to reduce the over-smoothing effect of the OK grade estimation. The boundary between the high-grade domain and low-grade domain was treated as a hard boundary, i.e. only the composites inside the high-grade domain will be used to estimate grade for blocks inside the high-grade domain, and only the composites inside the low-grade domain will be used to estimate grade for blocks inside the low-grade domain. Another control in grade estimation is the solid model. As there are more than one VMS solid for each deposit, the solid model was used to control the grade estimation, i.e. only composites inside a solid will be used to estimate grade for blocks inside that solid.

October 2005	Page 57

Search parameters for each metal in the two-pass OK process are listed in the tables 17.11A to 17.11C for the Reforma, Naranjo and El Rey deposits, respectively. The first pass used a search distance along the major direction of around 50 m, and the second search used a search distance along the major direction equal to the full variogram range or about 100 m if the variogram range is less than 100 m. Anisotropy distance was used in grade estimation, and samples were weighted by the sample length in OK calculation. The second pass will only estimate grade for blocks not estimated by the first pass. The number of samples used to estimate grade for a block ranges from two to six with a maximum of two for any single drill hole for the first pass, and two to eight with a maximum of two from any single drill hole for the second pass.

Block bulk density was also estimated by ordinary kriging using the field bulk density measurement data. Only one kriging pass was used in block bulk density estimation. Search parameters are also listed in the tables 17.11A to 17.11C. The number of composites used to estimate a block ranges from two to four with a maximum of two from any single drill hole.

Kriging Search Parameters for Reforma Grade Estimation
Area	Pass	Search Direction			Search Distance (m)
		Y azim	Y dip	X dip	Y	X	Z
Gold	1	180º	-12~-63º	0º	50	27	18
	2	180º	-12~-63º	0º	110	60	40
Silver	1	180º	-12~-63º	0º	50	25	10
	2	180º	-12~-63º	0º	130	65	25
Zinc	1	180º	-12~-63º	0º	50	40	12
	2	180º	-12~-63º	0º	113	90	27
Lead	1	180º	-12~-63º	0º	50	23	9
	2	180º	-12~-63º	0º	140	65	25
Copper	1	180º	-12~-63º	0º	50	32	12
	2	180º	-12~-63º	0º	111	72	26
Density	1	180º	-12~-63º	0º	230	200	65

Table 17.11A: Kriging Search Parameters for Reforma Grade Estimation

October 2005	Page 58

Kriging Search Parameters for Naranjo Grade Estimation
Area	Pass	Search Direction			Search Distance (m)
		Y azim	Y dip	X dip	Y	X	Z
Gold	1	90º	0º	-17º	50	50	8.5
	2	90º	0º	-17º	100	100	17
Silver	1	90º	0º	-17º	50	35	7.5
	2	90º	0º	-17º	100	70	15
Zinc	1	90º	0º	-17º	50	41	6
	2	90º	0º	-17º	140	115	16
Lead	1	90º	0º	-17º	50	48	7
	2	90º	0º	-17º	120	115	16
Copper	1	180º	-17º	0º	50	32.5	10
	2	180º	-17º	0º	100	65	20
Density	1	180º	-17º	0º	230	160	60

Table 17.11B: Kriging Search Parameters for Naranjo Grade Estimation

Kriging Search Parameters for El Rey Grade Estimation
Area	Pass	Search Direction			Search Distance (m)
		Y azim	Y dip	X dip	Y	X	Z
Gold	1	90º	0º	0º	50	43	5
	2	90º	0º	0º	100	85	10
Silver	1	90º	0º	0º	50	32	5
	2	90º	0º	0º	100	65	10.5
Zinc	1	90º	0º	0º	50	49	11
	2	90º	0º	0º	100	97	22
Lead	1	90º	0º	0º	50	38	6
	2	90º	0º	0º	100	76	12
Copper	1	180º	0º	0º	50	35	8
	2	180º	0º	0º	100	71	15
Density	1	180º	0º	0º	190	120	32

Table 17.11C: Kriging Search Parameters for El Rey Grade Estimation

17.12     Grade Estimation Validation

In order to check the global grade bias of the OK grade estimates, a nearest-neighbor (“NN”) model using the same search strategies has been generated for blocks with grade estimates.

October 2005	Page 59

Table 17.12A shows the comparison of average OK block grades and average NN block grades. It can be seen that block mean OK grades are generally within 2 percent of the block mean NN grades, indicating no apparent global grade bias for the OK grades.

Local grade bias is checked by comparing block grades with nearby drill hole composite grades on cross sections and plans. The block grade distribution generally reflects the composite grade distribution reasonably well. There is some grade smoothing for the block grades, but the degree of smoothing is considered to be reasonable.

Mean Grade Comparison for Global Grade Bias Check: OK vs. NN
Deposit	Reforma		Naranjo		El Rey
Model	NN	OK	NN	OK	NN	OK
Gold (g/t)	1.69	1.69	1.17	1.15	1.23	1.28
Silver (g/t)	105.4	106.4	65.2	65.0	71.4	70.8
Zinc (%)	1.87	1.87	1.58	1.56	2.29	2.22
Lead (%)	0.72	0.72	0.43	0.43	0.51	0.51
Copper (%)	0.78	0.77	0.68	0.68	0.51	0.49
Density (g/cm3 )	3.60	3.63	4.04	4.02	4.07	4.08

Table 17.12A: Mean Grade Comparison for Global Grade Bias Check: OK vs NN

17.13    Resource Classification

Behre Dolbear has classified the model blocks within the VMS solids into the indicated and inferred resource categories based on the block location.

From the geological modeling of the deposit, it can be seen that the boundary of the VMS bodies and the high-grade domains can have a significant amount of change within a short distance. Behre Dolbear believes that the most important factor for the resource estimation is the degree of control of geological continuity of the VMS bodies and grade domains.

The primary VMS bodies of the Reforma, Naranjo and El Rey deposits have been penetrated by nine to 76 drill holes with a drill hole spacing of approximately 50 m, and their outer limits have also been defined by a number of other drill holes. However, recent infill drilling has also showed that there is still some degree of variation of metal grade and thickness within the VMS solids. Therefore, Behre Dolbear has classified the mineral resources inside the primary VMS solids as indicated.

October 2005	Page 60

The other smaller VMS bodies have been penetrated by one to five drill holes and their outer limits are generally not well defined using the drill hole spacing of 50 m. Behre Dolbear has classified the mineral resources inside these smaller VMS solids as inferred.

Behre Dolbear believes that this resource classification conforms to the resource definitions established by Canadian NI43-101.

Mineral resources within the primary VMS solids can be upgraded to the measured category with additional in-fill drilling.

17.14    Mineral Resources

The mineral resource estimated by Behre Dolbear for the deposit of the Campo Morado project has been summarized using two different cut-off values, i.e. the GMV, and the zinc grade (tables 17.14A to 17.14B) . The resources summarized using the GMV cut-off values can be used for evaluation of the deposit as a polymetallic project, whereas the resources summarized using the zinc cut-off grade can be used to evaluate the deposit as primarily a zinc project. Formula for calculate block GMV values is as follows.

GMV 12.06×Au(g / t) 0.1768×Ag(g / t) 11.25×Zn(%) 5.513×Pb(%) 22.05×Cu(%)

October 2005	Page 61

Mineral Resource Estimates Using GMV Cutoffs
Class	GMV Cutoff	k Tonnes	GMV	Au (g/t)	Ag (g/t)	Cu (%)	Zn (%)	Pb (%)
Reforma Deposit
Indicated	$30/t	9,183	$101.76/t	2.22	129	0.86	2.49	0.93
	$60/t	6,050	$133.09/t	3.15	175	0.90	3.30	1.33
	$90/t	3,972	$163.31/t	4.20	224	0.92	3.86	1.71
	$120/t	2,705	$190.97/t	5.23	276	0.91	4.24	2.06
	$150/t	1,883	$215.35/t	6.11	322	0.93	4.56	2.37
Inferred	$30/t	21	$61.59/t	1.02	169	0.29	0.44	1.46
	$60/t	13	$78.23/t	1.48	248	0.20	0.05	2.10
	$90/t	1	$93.75/t	1.31	392	0.24	0.04	0.50
Naranjo Deposit
Indicated	$30/t	8,286	$70.49/t	1.32	74	0.73	2.00	0.52
	$60/t	4,035	$101.79/t	2.10	104	0.81	3.14	0.88
	$90/t	2,056	$128.78/t	2.77	136	0.82	4.12	1.24
	$120/t	909	$161.86/t	3.52	181	0.97	5.04	1.71
	$150/t	418	$196.37/t	4.54	239	1.21	5.43	2.11
Inferred	$30/t	649	$78.87/t	2.54	78	0.97	1.02	0.32
	$60/t	423	$97.26/t	3.14	95	1.10	1.42	0.41
	$90/t	236	$115.81/t	4.28	104	1.05	1.76	0.50
	$120/t	74	$140.44/t	5.56	149	1.18	1.59	0.57
	$150/t	20	$171.45/t	6.50	350	0.29	1.60	1.20
El Rey Deposit
Indicated	$30/t	2,874	$79.65/t	1.51	84	0.53	2.81	0.62
	$60/t	1,668	$109.09/t	2.17	121	0.49	4.04	0.97
	$90/t	1,051	$128.32/t	2.74	154	0.52	4.45	1.20
	$120/t	520	$154.35/t	3.66	193	0.56	4.98	1.41
	$150/t	227	$181.57/t	4.61	235	0.58	5.55	1.65
Inferred	$30/t	34	$79.04/t	1.27	67	0.57	3.11	0.78
	$60/t	15	$116.85/t	2.37	91	0.54	4.63	1.47
	$90/t	15	$116.85/t	2.37	91	0.54	4.63	1.47
El Largo Deposit
Indicated	$30/t	12,884	$76.26/t	0.99	76	0.46	3.26	0.72
	$60/t	8,405	$95.69/t	1.10	101	0.42	4.44	0.99
	$90/t	4,130	$117.00/t	1.12	128	0.40	5.76	1.33
	$120/t	1,525	$140.63/t	1.01	162	0.37	7.26	1.81
	$150/t	364	$165.57/t	0.92	192	0.36	8.91	2.26
Inferred	$30/t	2,947	$81.17/t	1.16	83	1.02	2.40	0.52
	$60/t	2,141	$94.52/t	1.33	100	1.04	3.04	0.65
	$90/t	1,258	$108.36/t	1.54	122	0.85	3.99	0.84
	$120/t	261	$135.23/t	1.51	165	0.66	5.87	1.30
	$150/t	31	$154.31/t	1.18	177	0.41	7.99	1.77
Total Campo Morado
Indicated	$30/t	33,227	$82.16/t	1.46	91	0.64	2.69	0.72
	$60/t	20,158	$109.24/t	2.00	125	0.65	3.80	1.07
	$90/t	11,209	$136.63/t	2.67	166	0.67	4.66	1.44
	$120/t	5,659	$169.36/t	3.67	222	0.74	5.25	1.88
	$150/t	2,892	$203.69/t	5.11	287	0.87	5.31	2.26
Inferred	$30/t	3,651	$80.63/t	1.41	82	1.00	2.15	0.49
	$60/t	2,592	$95.01/t	1.63	100	1.04	2.77	0.62
	$90/t	1,510	$109.60/t	1.98	119	0.88	3.65	0.79
	$120/t	335	$136.38/t	2.40	161	0.77	4.92	1.14
	$150/t	51	$161.03/t	3.27	245	0.36	5.48	1.55

Table 17.14A: Mineral Resource Estimates Using GMV Cut-offs

October 2005	Page 62

Mineral Resource Estimates Using Zinc Grade Cutoffs
Class	Zn (%) Cutoff	K Tonnes	Zn (%)	Au (g/t)	Ag (g/t)	Cu (%)	Pb (%)	GMV
Reforma Deposit
	3.0	3,432	4.59	3.91	208	0.64	1.63	$158.67/t
	4.0	2,130	5.27	4.37	238	0.61	1.86	$177.65/t
Indicated	5.0	1,173	5.90	4.74	262	0.58	2.02	$193.88/t
	6.0	416	6.69	4.72	264	0.54	2.10	$202.26/t
	7.0	92	7.66	6.88	351	0.52	2.95	$258.92/t
	8.0	20	8.52	10.23	486	0.76	4.75	$348.08/t
Inferred	3.0	-	-	-	-	-	-	-
Naranjo Deposit
	3.0	1,954	4.49	2.45	128	0.67	1.22	$124.21/t
	4.0	1,124	5.24	2.74	153	0.67	1.46	$141.80/t
Indicated	5.0	577	6.00	3.11	178	0.66	1.82	$160.92/t
	6.0	237	6.79	3.63	194	0.53	2.25	$178.64/t
	7.0	97	7.21	3.44	182	0.54	2.33	$179.47/t
	8.0	5	8.07	2.38	132	0.37	2.85	$166.76/t
Inferred	3.0	7	3.25	2.71	101	0.41	0.94	$101.30/t
El Rey Deposit
	3.0	1,350	4.46	2.13	126	0.50	1.02	$114.54/t
	4.0	820	5.01	2.39	138	0.52	1.13	$127.09/t
Indicated	5.0	323	5.88	2.98	162	0.53	1.33	$149.75/t
	6.0	106	6.99	3.51	185	0.48	1.65	$173.36/t
	7.0	33	8.32	5.45	230	0.57	2.45	$225.89/t
	8.0	14	9.69	6.96	196	0.72	3.24	$261.40/t
Inferred	3.0	15	4.63	2.37	91	0.54	1.47	$116.85/t
	4.0	15	4.63	2.37	91	0.54	1.47	$116.85/t
El Largo Deposit
	3.0	6,507	5.15	0.89	106	0.36	1.11	$101.46/t
	4.0	4,503	5.89	0.85	115	0.35	1.24	$111.25/t
Indicated	5.0	2,860	6.69	0.79	124	0.34	1.39	$121.97/t
	6.0	1,748	7.47	0.74	133	0.34	1.53	$132.36/t
	7.0	990	8.23	0.73	146	0.33	1.72	$143.94/t
	8.0	472	9.08	0.71	157	0.33	1.87	$156.19/t
	3.0	1,200	4.33	1.49	121	0.60	0.85	$106.02/t
	4.0	539	5.30	1.49	138	0.53	1.02	$119.33/t
Inferred	5.0	241	6.43	1.41	151	0.42	1.30	$132.41/t
	6.0	114	7.48	1.31	153	0.36	1.53	$143.46/t
	7.0	70	8.09	1.16	155	0.32	1.73	$149.07/t
	8.0	41	8.58	0.90	144	0.28	1.96	$149.93/t
Total Campo Morado Project
	3.0	13,243	4.84	2.03	138	0.49	1.25	$120.98/t
	4.0	8,577	5.57	2.12	153	0.47	1.41	$133.26/t
Indicated	5.0	4,933	6.37	2.14	166	0.45	1.59	$145.44/t
	6.0	2,507	7.26	1.79	163	0.40	1.70	$150.07/t
	7.0	1,212	8.11	1.54	167	0.37	1.88	$157.74/t
	8.0	511	9.06	1.27	171	0.36	2.03	$166.69/t
	3.0	1,222	4.33	1.51	121	0.60	0.86	$106.13/t
	4.0	554	5.28	1.51	137	0.53	1.03	$119.26/t
Inferred	5.0	241	6.43	1.41	151	0.42	1.30	$132.41/t
	6.0	114	7.48	1.31	153	0.36	1.53	$143.46/t
	7.0	70	8.09	1.16	155	0.32	1.73	$149.07/t
	8.0	41	8.58	0.90	144	0.28	1.96	$149.93/t

Table 17.14B: Mineral Resource Estimation Using Zinc Cut-offs

October 2005	Page 63

17.15    Comparison with Previous Resource Estimate

The mineral resources of the Reforma, Naranjo, El Rey and El Largo deposits have been estimated by Kilby and Nowak using a geostatistical model on July 31, 2004 based on drill holes completed between 1996 and 1998. The mineral resources were all classified as inferred in that resource estimation, and the report was filed on www.sedar.com. With the additional drilling and more rigorous geological modeling, a large part of the mineral resources for the four VMS deposits are now classified as indicated. A comparison has been made for the 2005 combined indicated/inferred resources with the 2004 inferred resources in Table 17.15A at a GMV cutoff grade of $90/t. The GMV was calculated using slightly different metal prices in 2004. In order to make a direct comparison, the 2005 combined indicated/inferred resources in Table 17.15A were also summarized using the same metal prices as those in 2004.

Mineral Resource Comparison: 2004 vs. 2005 (GMV* cutoff grade = $90/t)
Resource		GMV*	Au	Ag	Cu	Zn	Pb
	K Tonnes
Model		($/t)	(g/t)	(g/t)	(%)	(%)	(%)
Reforma Deposit
2004	4,150	167	4.28	227	0.78	3.87	1.47
2005	4,263	165	3.99	215	0.88	3.86	1.64
change	3%	-1%	-7%	-5%	13%	0%	12%
Naranjo Deposit
2004	2,620	139	3.04	138	0.94	3.94	1.29
2005	2,482	130	2.81	130	0.83	3.82	1.12
change	-5%	-7%	-8%	-6%	-11%	-3%	-13%
El Rey Deposit
2004	959	150	3.16	162	0.51	4.99	1.34
2005	1,201	131	2.55	145	0.51	4.38	1.16
change	25%	-13%	-19%	-10%	0%	-12%	-13%
El Largo Deposit
2004	1,470	113	1.33	108	0.78	4.35	0.77
2005	6,354	121	1.18	121	0.48	5.16	1.16
change	332%	7%	-11%	12%	-39%	19%	51%
Total Campo Morado Project
2004	9,199	149	3.34	176	0.80	4.08	1.29
2005	14,300	136	2.42	153	0.66	4.47	1.30
change	55%	-8%	-28%	-13%	-17%	10%	0%
GMV* was calculated using the following metal prices: Au $325/oz, Ag $6.50/oz, Cu $0.95/lb, Zn $0.58/lb, and Pb $0.28/lb.

Table 17.15A: Mineral Resource Comparison 2004 vs. 2005

The comparison shows that the total 2005 mineral resource tonnage for the four deposits is 55 percent higher than the total 2004 resource tonnage at the 2004 $90/t GMV cutoff. The average

October 2005	Page 64

2005 gold, silver, copper and lead grades are 0 to 28 percent lower, but the average 2005 zinc grade is 10 percent higher than that of 2004 resource estimates. Behre Dolbear believes that these differences can be explained by the following facts:

•

The 2004 and 2005 drilling has significantly increased the size of the El Largo deposit, as demonstrated by the 332 percent increase in the total resource tonnage, the 19 percent increase of the average zinc grade, the 51 percent increase of the lead grade and the 12 percent increase of the average silver grade for the deposit. However, the average gold grade has decreased by 31 percent and the average copper grade has decreased by 39 percent;

•	The 2004 and 2005 drilling for the Reforma and Naranjo deposits are generally in-fill drilling in nature, which increase the resource confidence level, but do not increase the resource volume;

•

The 2004 and 2005 drilling has increased the resource tonnage for the El Rey deposit by 25 percent, but the 2005 average metal grade is 0 to 19 percent lower than that of the 2004 resource estimate; and

•	The 2005 geological model is much more rigorous for the resource model than that used for the 2004 model, which may have also contributed to part of the difference.

October 2005	Page 65

18         INTERPRETATION AND CONCLUSIONS

18.1      Exploration and Resource Estimates

In the Campo Morado district, a series of precious metal-bearing, volcanogenic massive sulphide deposits occur at or near the contact of a sequence of felsic to intermediate flows and tuffs and heterolithic fragmental rocks with stratigraphically overlying, fine-grained chemical and clastic sedimentary rocks. The host rocks are part of a deformed, mid-Cretaceous oceanic arc, called the Guerrero terrane.

Major north-northeast verging thrust faults occur in the Campo Morado area. Two of these occur along the axial planes of a major recumbent fold at Reforma, and separate the overturned Reforma deposit from upright rocks outside the wedge between the faults.

Significant massive sulphide deposits are known to occur at Reforma, El Rey, Naranjo, and El Largo, and drill intersections from 2005 indicate the presence of a VMS deposit at G-9. Initial intersections at Estrella de Oro also suggest the presence of sulphides. The Reforma deposit is situated on the overturned limb of the Campo Morado recumbent anticline. To the south, the Naranjo, El Largo, and Estrella de Oro deposits occur on the upright limb of the same major fold. Metal zoning and apparent stratigraphy that is identical to the Reforma deposit suggest that the El Rey deposit is inverted, but lithological data, especially to the south suggests that it is upright.

Metals within some of the deposits are zoned. The Reforma and El Rey (based on the overturned model) deposits show similar zonation, with a lower zone rich in gold, silver, zinc, and lead, a central low-grade zone containing values mainly in copper, and an upper zone rich in copper, with locally high values in gold, silver, and zinc. The Naranjo body shows similar but less well defined zonation, especially in the stratigraphic footwall zone. The El Largo deposits are much less zoned, and contain moderate to high values in zinc throughout.

Drilling in 2004 and 2005 has been focused in the Reforma, Naranjo, El Largo and G-9 areas. Reforma, El Rey, Naranjo and El Largo have largely been delineated and a drill spacing of 50 m. As reported in June 2005, this work resulted in an increase in the El Largo resource and an upgrade of a substantial part of the resource to an indicated category. The estimates documented in this report have upgraded most of the resources in the Reforma, El Rey and Naranjo deposits

October 2005	Page 66

to an indicated category. Infill and delineation drilling is currently underway at G-9. The results of the 2005 resource estimates are tabulated and shown in Table 18.1A:

		Mineral Resource Estimates Using GMV Cutoffs
Class	GMV Cutoff	k Tonnes	GMV	Au (g/t)	Ag (g/t)	Cu (%)	Zn (%)	Pb (%)
Reforma Deposit
	$30/t	9,183	$101.76/t	2.22	129	0.86	2.49	0.93
	$60/t	6,050	$133.09/t	3.15	175	0.90	3.30	1.33
Indicated	$90/t	3,972	$163.31/t	4.20	224	0.92	3.86	1.71
	$120/t	2,705	$190.97/t	5.23	276	0.91	4.24	2.06
	$150/t	1,883	$215.35/t	6.11	322	0.93	4.56	2.37
	$30/t	21	$61.59/t	1.02	169	0.29	0.44	1.46
Inferred	$60/t	13	$78.23/t	1.48	248	0.20	0.05	2.10
	$90/t	1	$93.75/t	1.31	392	0.24	0.04	0.50
Naranjo Deposit
	$30/t	8,286	$70.49/t	1.32	74	0.73	2.00	0.52
	$60/t	4,035	$101.79/t	2.10	104	0.81	3.14	0.88
Indicated	$90/t	2,056	$128.78/t	2.77	136	0.82	4.12	1.24
	$120/t	909	$161.86/t	3.52	181	0.97	5.04	1.71
	$150/t	418	$196.37/t	4.54	239	1.21	5.43	2.11
	$30/t	649	$78.87/t	2.54	78	0.97	1.02	0.32
	$60/t	423	$97.26/t	3.14	95	1.10	1.42	0.41
Inferred	$90/t	236	$115.81/t	4.28	104	1.05	1.76	0.50
	$120/t	74	$140.44/t	5.56	149	1.18	1.59	0.57
	$150/t	20	$171.45/t	6.50	350	0.29	1.60	1.20
El Rey Deposit
	$30/t	2,874	$79.65/t	1.51	84	0.53	2.81	0.62
	$60/t	1,668	$109.09/t	2.17	121	0.49	4.04	0.97
Indicated	$90/t	1,051	$128.32/t	2.74	154	0.52	4.45	1.20
	$120/t	520	$154.35/t	3.66	193	0.56	4.98	1.41
	$150/t	227	$181.57/t	4.61	235	0.58	5.55	1.65
	$30/t	34	$79.04/t	1.27	67	0.57	3.11	0.78
Inferred	$60/t	15	$116.85/t	2.37	91	0.54	4.63	1.47
	$90/t	15	$116.85/t	2.37	91	0.54	4.63	1.47
El Largo Deposit
	$30/t	12,884	$76.26/t	0.99	76	0.46	3.26	0.72
	$60/t	8,405	$95.69/t	1.10	101	0.42	4.44	0.99
Indicated	$90/t	4,130	$117.00/t	1.12	128	0.40	5.76	1.33
	$120/t	1,525	$140.63/t	1.01	162	0.37	7.26	1.81
	$150/t	364	$165.57/t	0.92	192	0.36	8.91	2.26
	$30/t	2,947	$81.17/t	1.16	83	1.02	2.40	0.52
	$60/t	2,141	$94.52/t	1.33	100	1.04	3.04	0.65
Inferred	$90/t	1,258	$108.36/t	1.54	122	0.85	3.99	0.84
	$120/t	261	$135.23/t	1.51	165	0.66	5.87	1.30
	$150/t	31	$154.31/t	1.18	177	0.41	7.99	1.77
Total Campo Morado
	$30/t	33,227	$82.16/t	1.46	91	0.64	2.69	0.72
	$60/t	20,158	$109.24/t	2.00	125	0.65	3.80	1.07
Indicated	$90/t	11,209	$136.63/t	2.67	166	0.67	4.66	1.44
	$120/t	5,659	$169.36/t	3.67	222	0.74	5.25	1.88
	$150/t	2,892	$203.69/t	5.11	287	0.87	5.31	2.26
	$30/t	3,651	$80.63/t	1.41	82	1.00	2.15	0.49
	$60/t	2,592	$95.01/t	1.63	100	1.04	2.77	0.62
Inferred	$90/t	1,510	$109.60/t	1.98	119	0.88	3.65	0.79
	$120/t	335	$136.38/t	2.40	161	0.77	4.92	1.14
	$150/t	51	$161.03/t	3.27	245	0.36	5.48	1.55

Table 18.1A: Mineral Resource Estimates Using GMV Cutoffs

October 2005	Page 67

18.2      Metallurgical

The Phase 3 work program was designed to examine the entire integrated hydrometallurgical flowsheet under continuous operations. All unit processes incorporated in the hydrometallurgical circuit were successfully tested in continuous mode. Pilot plant results indicate that, on average, 80%-85% of the copper and up to 97% of the zinc are extracted during the selective pressure oxidation process and, subsequently, are recovered as high purity metal through two separate solvent extraction and electrowinning circuits. Cyanidation tests performed on partially oxidized solids residues yielded average gold recoveries of 57% for Naranjo, 66% for Reforma and 62% for El Largo, and average silver recoveries were 82% for Naranjo, 76% for Reforma and 88% for El Largo. The average gold extractions were 57%, 66% and 62% for samples Naranjo, Reforma and El Largo, respectively. The comparable average silver extractions were 82%, 76% and 88% for the same sample series.

The pilot plant has confirmed the technical feasibility of the PARTOX™ process and the amenability of the process to the Campo Morado mineralization. The objectives of the pilot plant were fully accomplished. The results of the pilot plant are expected to provide the required technical inputs to the ongoing pre-feasibility study for Campo Morado. Further integrated pilot plant testing is anticipated prior to final feasibility.

July 2005	Page 68

19          RECOMMENDATIONS

19.1      Exploration Potential

19.1.1   Areas of Exploration Potential in the Campo Morado Formation

A large number of volcanogenic massive sulphide bodies are known to be genetically associated with strongly altered felsic rocks of the Campo Morado Formation; therefore, this unit is the main target unit for exploration. Strong multi-element, soil geochemical anomalies mark the surface exposure of these rocks. The majority of the massive sulphide deposits are interpreted to have formed on the proximal flanks of felsic domes. They occur anywhere from the top to the bottom of the felsic pile; those near the bottom are interpreted as having been formed on the flank of an early felsic dome, and covered by later flows and pyroclastic material from the same magmatic source. Some deposits are interpreted to have been formed in steep-sided basins less than 100 m across and up to 80 m deep; these basins were created in part by tectonic subsidence related to development of the domes. In places, deposits occur beneath sufficient cover of rocks of the Naranjo Formation that they do not produce a geochemical expression in soil. Exploration for new discoveries will be guided by the interpretation of the evolution of the volcanic pile, vectors in patterns of hydrothermal alteration, the geometry of folds, and the amount and sense of offset on faults.

19.1.2    Naranjo-El Largo-Estrella de Oro

The El Largo massive sulphide deposit has now been drilled off on approximate 50 m centers. There are three felsic volcanic cycles at El Largo. Massive sulphides appear to be genetically related to the middle cycle. The felsic volcanic rocks that outcrop to the north and west of El Largo lens appear to be part of a “barren”, upper volcanic cycle. The recognition of this provides the potential for additional “blind” mineralization in areas adjacent to El Largo where felsic volcanic rocks have been mapped but have not been considered to have good potential because soil geochemical response was weak or non-existent.

At the Estrella de Oro deposit, additional mineralization has been cut by recent drill holes in a large felsic dome complex to the south and east of the massive sulphide lens found in 1998. Recent drill holes have intersected stringer mineralization in felsic flows. Some of this has

October 2005	Page 69

mineable grades that can be added to our resource inventory. Potential exists to expand the massive sulphide lens in a northerly direction. Further work has been delayed until drill access is available to the north of the existing intercepts.

Other areas with potential include the region south of the Naranjo deposit. Relative to the Naranjo deposit, the block south of the Naranjo deposit may have been down-dropped along the Naranjo fault by as much as 50 m. Felsic rocks extend beneath the ridge east of Naranjo, and those on the eastern side of the ridge are overlain by soil containing strong, multi-element geochemical anomalies.

19.1.3    Upper Plate of San Rafael Thrust Fault

This area contains thick volcanic piles dominated by felsic flows with large zones of volcaniclastic rock, and interlayers of chert. Several felsic centres have been identified, and each has the potential to be a source of the hydrothermal fluids that produced the massive sulphide deposits on the flanks of the dome.

The La Lucha zone is one of the largest areas of felsic rocks, and it contains abundant heterolithic fragmental rock typical of the deposits at Naranjo and Reforma. As well, multi-element, soil geochemical anomalies are among the largest and most consistent in the district. Drilling to date has encountered thin massive sulphide lenses and moderate footwall alteration zones, but expectations are high that this area has the potential to contain a massive sulphide deposit of the size of the Reforma or Naranjo deposit.

At G-9, a fifteen meter thick massive sulphide intercept was seen in DDH05-420 to the northeast of the original intersection in DDH 305. A number of subsequent holes have intersected massive sulphide mineralization over significant widths carrying much higher than average grades for the Campo Morado District. The G-9 area is emerging as a new discovery with the potential to provide resources with significantly higher grade than has been found to date. Drilling is ongoing.

Geological analysis of the G-9 drill program has led to the conclusion that there are two major felsic volcanic events present in the upper plate of the San Raphael Thrust. The upper cycle has stringer mineralization in places and has thin lenses of massive sulphide developed along its

October 2005	Page 70

upper contact. The discovery at G-9 is associated with the lower felsic volcanic cycle which has extensive stringer mineralization within it and thick accumulations of massive sulphides on its flanks. Based on this analysis it is thought that the thin massive sulphide lenses encountered at La Lucha were related to the upper felsic cycle and that the holes there were too shallow to test for sulphides lower in the section.

19.1.4    El Rey

The El Rey deposit has been closed off by drilling with the exception of the southern extension as defined by drill holes 05-424,426 & 427. Limited additional drilling is required in this area.

19.1.5    Reforma

The El Rey normal fault truncates the south-eastern edge of the Reforma deposit. The fault block southwest of the fault was tested by four drill holes (05-417, 418, 421 & 423). The eastern-most holes 417 & 418 intersected the massive sulphide horizon. Intervals less than 1.0m thick were encountered. The westernmost holes were collared in the footwall of the sulphides. If the large volume of ferricrete occurring as terrace, boulders, and streambed deposits northwest and west of this area came from weathering of a massive sulphide body in this position. The easternmost holes in this block would represent the eastern margin of the sulphide lens. The implication of this is that the sulphide lens is completely eroded away.

19.1.6    Other Areas

In several areas, soil geochemical anomalies are associated with a footwall chert unit that contains multi-element anomalous metal values. Although adjacent felsic rocks are not overlain by similar multi-element soil anomalies, the possibility that the chert represents a distal to proximal, siliceous exhalite, which is stratigraphically equivalent to a massive sulphide deposit, makes these zones targets for further exploration.

19.2       Recommended Program and Budget

The mineral resources in Reforma, El Rey Naranjo and El Largo and the metallurgical testing completed so far are adequate to support a Pre-feasibility study of the Campo Morado Project.

The Estrella de Oro and G-9 deposits are the closest to the most recent exploration and are thus the most logical candidates for subsequent diamond drill delineation. It is recommended that

October 2005	Page 71

during the period July through December 2005 Farallon embark upon a 20,000 m drilling program. Substantial success in the G-9 area has led to a focus on delineation of the resource for the remainder of the year. Additional drilling at Estrella de Oro awaits the construction of additional access. The estimated cost is C$5.1 million. To October 1, 2005, 13,050 m of this program have been completed. Results indicate that there is excellent potential to add to the mineral resources at Campo Morado through further drilling at G-9.

20       REFERENCES

Campa, M.F. and Coney, P.J. (1983). Tectono-stratigraphic terranes and mineral resources distribution in Mexico. Can. Jour. Earth Sci., V20, p. 1040-1051.

Centeno-Garia, E., et al. (1993). Tectonic significance of the sediments of the Guerrero terrane from petrographic, trace-element, and Nd-isotope studies. In Proceedings of the First Circum-Pacific and Circum-Atlantic Terrane Conference, Ortega-Guttierrez, F., eds. UNAM, Instituto de Geologica, pp. 30-33.

Farallon (1998). Summary Report Sample Processing, Analysis and Analytical Quality Control 1996-1998 Drill Program. Internal company document

Farallon (1999). Memo on Campo Morado Geology Model. Internal company report.

Farallon (2000). A Geostatistical Evaluation of the Geologic Resource for Reforma, El Rey, Naranjo, And El Largo Massive Sulphide Deposits At Campo Morado. Internal company report.

Freydier et al. (1993). Birth, death and accretion of a Mesozoic, intraoceanic island arc (Guerror Terrane) in the Mexican Cordillera. In Proceedings of the First Circum-Pacific and Circum-Atlantic Terrane Conference, Ortega-Guttierrez, F., eds. UNAM, Instituto de Geologica, pp. 50-51.

Garcia-Fons, J. 1998. Proyecto singular Rey de Plata. Boletin Tecnico COREMI, Ano. IV, No. 22, pp. 18-23.

Kilby, D. and Nowak, M. Technical Report on the Campo Morado Project, dated July 31, 2004.

October 2005	Page 72

Kilby, D. Deng, Q., and Taggart., P., Technical Report on the Campo Morado Project, dated June 24, 2005.

Lang et al. (1996). Terrane deletion in the northern Guerrero State, Geofisica Internacional. V 35 (4), pp. 349-359.

MDA (1997). Campo Morado Geologic Resources Reforma and Naranjo deposits, Guererro State, Mexico. Consultants report, Mine Development Associates, Reno, NV.

Miranda-Gasca. (1995). The volcanogenic massive sulphide and sedimentary exhalative deposits of the Guerrero Terrane, Mexico. Univ. of Arizona, unpub. Ph.D. thesis, 246 p.

Monod et al. (1994). P7.

Nowak, M. (1999). Campo Morado Resource Assessment. Consultants report by Nowak Consultants, Vancouver BC.

Oliver, J.L. (1997). Summary of Petrographic Features of Rock Alteration: Reforma and Naranjo Massive Sulphide Lenses, Oliver Geoscience International Ltd.

Oliver, J., Payne, J., Rebagliati, C.M., Cluff, G.R. (1999). Precious-Metal-Bearing Volcanogenic Massive Sulphide Deposits, Campo Morado, Guerrero, Mexico.

Niosi, D.W. (1996). Initial Polygonal Estimates from Diamond Drilling Campaigns at Reforma, Naranjo, El Rey and El Largo Deposits. Report for Farallon Resources Ltd.

Titley, E. (1996). Manual for Core Logging and Data Compilation on a Diamond Drilling Project, Internal company document.

Titley, E. and Reid, D.R. (1999). Summary Report, Massive Sulphide Metal Zone Modelling and Polygonal Resources Estimation, 1996-1998 Drill Program. Internal Company Report.

21       DATE

This report is dated October 12, 2005.

October 2005	Page 73

22       AUTHORS’ CERTIFICATES

October 2005	Page 74

Daniel B. Kilby, P.Eng.
718 East Fourth Street, North Vancouver, British Columbia
dank@hdgold.com

I, Daniel B. Kilby, P.Eng, of North Vancouver, British Columbia, hereby certify that:

1.

I am an employee of Hunter Dickinson Inc, with a business office at Suite 1020- 800 West Pender Street, Vancouver, British Columbia. I was contracted by Hunter Dickinson Inc., on behalf of Farallon Resources Ltd., to carry out exploration programs on the Campo Morado Project, Mexico from 1995 to 1998, and from August 2004 to the present time.

2.	I am a graduate of the University of British Columbia (B.A.Sc., Geological Engineering, date 1971).

3.

I have practiced my profession continuously since graduation and have been involved in and managed exploration projects internationally, including mineral deposit resources delineation and evaluation in Canada, United States of America, Mexico and South Africa.

4.	I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, registration number 14283.

5.	As a result of my experience and qualifications, I am a Qualified Person as defined under National Instrument 43-101. I am not independent of Farallon Resources Ltd.

6.

I am a geologist and was the site manager for the Campo Morado Project from November 1995 to October 1998 and from August 2004 to the present time. I am familiar with the geology, topography, physical features, access and local infrastructure.

7.	I am not aware of any material fact or change with respect to the subject matter of this Report, which is not reflected in the Report, and the omission of which would make the Report misleading.

8.	I have read National Instrument 43-101.

9.	I consent to the use of this Technical Report for disclosure purposes of Farallon Resources Ltd.

Signed at Campo Morado, Mexico on the 12th day of October, 2005.

“Dan Kilby”
Daniel B. Kilby, B.A.Sc., P.Eng.

October 2005	Page 75

Qingping Deng, Ph.D., C.P.Geol.
Behre Dolbear & Company (USA), Inc.
600 Seventeenth Street, Suite 2100
South Denver, CO 80202 USA
Phone: 303-620-0020
Fax: 303-620-0024
Email: deng@dolbear.com

I, Qingping Deng, Ph.D., C.P.Geol., of Denver, Colorado, USA, do hereby certify that:

1.	I am currently employed as the Vice President and Global Director of Ore Reserves and Mine Planning by:

Behre Dolbear & Company (USA), Inc.
600 Seventeenth Street, Suite 2100 South
Denver, CO 80202
USA

2.

I graduated with a degree of B.Sc. in Geology and a degree of M.Sc. in Geology from the Central South Institute of Mining and Metallurgy in China in 1981 and 1984. I graduated with a degree of Ph.D. in Geology from the University of Texas at El Paso 1990.

3.	I am a Certified Professional Geologist of the American Institute of Professional Geologists with a certification number of 10515.

4.	I have worked as a geologist and ore reserve specialist for a total of 21 years since my graduation from university.

5.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.

I am responsible for the preparation of the mineral resource estimate for the report of “An Update on Metallurgy and Mineral Resources in the Reforma, Naranjo and El Ray Deposits, Guerrero State, Mexico” dated October 12, 2005 (the “Technical Report”) relating to the Campo Morado project in Guerrero State, Mexico. I have visited the Campo Morado property from May 24th to May 26th , 2005.

7.	I do not have prior involvement with the property that is the subject of this Technical Report.

8.

I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.	I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11.

I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 12th day of October, 2005.

“Qingping Deng”
Qingping Deng Ph.D., C.P. Geol. (CPG 10515)

October 2005	Page 76

David Dreisinger, Ph.D., P.Eng.
5233 Bentley Crescent, Delta, British Columbia Canada V4K4K2
dreisin@attglobal.net

I, David Dreisinger, Ph.D., P.Eng., of Delta, British Columbia, hereby certify that:

1.

I am the President of Dreisinger Consulting Inc. with a business office at 5233 Bentley Crescent, Delta, British Columbia. I was retained by Farallon Resources to direct hydrometallurgical test programs of Campo Morado mineralization between 1997 and 1998 and 2004 to the present.

2.	I am a graduate of Queen’s University in Kingston, Canada with a B.Sc. (Metallurgical Engineering, 1980) and a Ph.D. (Metallurgical Engineering, 1984).
3.

I have practiced my profession continuously since graduation. I have been employed in research and teaching at the University of British Columbia since 1984 and currently hold the title of Professor and Chairholder, Industrial Research Chair in Hydrometallurgy in the Department of Materials Engineering. I have provided consulting services to the global metallurgical industry since 1987. I have been the President of Dreisinger Consulting Inc. since 1998.

4.	I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia (Registration Number 15803, May 6, 1987).
5.	As a result of my experience and qualifications, I am a Qualified Person as defined under National Instrument 43-101. I am independent of Farallon Resources Inc.
6.	I have made visits to the metallurgical laboratory on many occasions to witness hydrometallurgical testing of Campo Morado mineralized samples.
7.	I am not aware of any material fact or change with respect to the subject matter of this Report, which is not reflected in the Report, and the omission of which would make the Report misleading.
8.	I have read National Instrument 43-101.
9.	I consent to the use of this Technical Report for disclosure purposes of Farallon Resources Limited.

Signed at Delta, British Columbia on the 4th day of October, 2005.

“David Dreisinger”
David Dreisinger, Ph.D., P.Eng.

President

Dreisinger Consulting Inc.

October 2005	Page 77

P. Taggart, P.Eng.
1660 Whitesails Drive, Bowen Island, British Columbia
ptaggart@shaw.ca

I, L. Peter Taggart, P.Eng, of Bowen Island, British Columbia, hereby certify that:

1. I am the Principal of P. Taggart & Associates Ltd. with a business office at 1660 Whitesails Drive, Bowen Island, British Columbia. I was retained by Hunter Dickinson Inc., on behalf of Farallon Resources Ltd., to direct metallurgical test programs on samples of Campo Morado mineralization between 1997 and 1998 and 2004 to the present.

2. I am a graduate of the University of Nottingham, United Kingdom. (B.Sc. Joint Honours Mining and Metallurgy, date 1966).

3. I have practiced my profession continuously since graduation. I have fulfilled senior management positions in operating companies and in engineering firms. I have been the Principal of P. Taggart & Associates Ltd., a metallurgical consulting firm registered in British Columbia, since 1992. I have provided consulting services in North America, Central America, South America and the Commonwealth of Independent States (CIS).

4. I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, registration number 14298.

5. As a result of my experience and qualifications, I am a Qualified Person as defined under National Instrument 43-101. I am independent of Farallon Resources Ltd.

6. I have made visits to the Campo Morado site and visited the metallurgical laboratory on many occasions to witness flotation tests performed on Campo Morado mineralization.

7. I am not aware of any material fact or change with respect to the subject matter of this Report, which is not reflected in the Report, and the omission of which would make the Report misleading.

8. I have read National Instrument 43-101.

9. I consent to the use of this Technical Report for disclosure purposes of Farallon Resources Ltd.

Signed at Bowen Island, British Columbia on the 12th day of October, 2005.

“Peter Taggart”
L. Peter Taggart, B.Sc., P.Eng.
Principal

P. TAGGART & ASSOCIATES LTD.

October 2005	Page 78

APPENDIX I

THE HYDROMETALLURGICAL TREATMENT OF FARALLON
RESOURCES’ CAMPO MORADO BULK Zn-Pb-Cu-Ag-Au
SULFIDE CONCENTRATE

David Dreisinger, Peter Taggart, Ross Banner,
David Copeland, David Jennings and Dick Whittington
Farallon Resources Ltd., 1020-800 West Pender Street
Vancouver, B.C., Canada V6C 2V6
drei@interchange.ubc.ca

Ken Baxter	Joe Ferron and Alex Mezei
Bateman Engineering Pty Limited	SGS Lakefield Research
47 Burswood Road, Victoria Park, WA	P.O. Box 4300, Lakefield, Ontario
6100, Australia	Canada K0L 2H0

ABSTRACT

          The Campo Morado massive sulfides are mineralogically complex and difficult to separate efficiently by flotation into high value Cu/Zn and Pb concentrates. Work has been progressing on a hydrometallurgical alternative to conventional flotation. The hydrometallurgical process under development involves the following main steps: (1) flotation of a bulk concentrate containing most of the copper, zinc and significant amounts of precious metals; (2) low temperature and pressure partial autoclave oxidation of the bulk concentrate to leach zinc and copper and render the massive sulfides amenable to cyanidation leaching for Au/Ag recovery; (3) zinc and copper recovery by SX/EW as premium cathode products and; (4) a lime boil treatment of the washed autoclave residue to render the Ag more leachable followed by cyanidation of the residue. The Campo Morado hydrometallurgical process has moved from the bench scale to integrated pilot plant testing. The results of the bench and pilot work and the final flowsheet design are presented in this paper.

Keywords: polymetallic ore, selective leaching, copper and zinc solvent extraction and electrowinning, cyanidation of gold and silver, lime boil

INTRODUCTION

          Farallon Resources Limited is a mineral exploration company focused on the exploration and development of the 100% owned Campo Morado precious metals-rich massive sulfide deposit in Guerrero State, Mexico. The Campo Morado district is host to 16 known sulfide deposits and prospects over the mineral leases held by Farallon. Approximately 29 million tonnes of massive sulfide mineralization have been identified in four deposits on the property. Within this mineralization, a higher grade ($90/tonne cut-off) inferred resource of 9.2 million tonnes at 4.08% Zn, 0.79% Cu, 1.29% Pb, 3.34 g/t Au and 176 g/t Ag is contained.

History of the Campo Morado Deposit and Recent Discoveries

          The Campo Morado Project covers a number of known and recently discovered mineral occurrences. Its history dates back to 1898, when the Reforma deposit was discovered. Early exploration utilized only underground drifting and at the Reforma Mine, a total of six levels of underground development exist over a vertical distance of 180 m and a horizontal distance of 900 m. Earliest production was from a small high-grade silver vein near the current third level. Then in 1903, more massive, gold and silver bearing oxide ore was found while tunnelling on that level. Later that year, a 27 tonnes/day charcoal smelter for treating oxide ores was placed into operation at the site. Production capacity was increased in 1904 to 56 tons/day and in 1907 to 100 tonnes/day. From 1903 to 1910, production totalled 3,387 kg gold, 125,230 kg silver, and 4,157 tonnes lead. A small amount of this production came from the Naranjo oxide deposit which was discovered around 1900. The Reforma mine was noted for minting gold, silver and copper coins from the higher grade ores mined. The size of the slag heap below the Reforma smelter site suggests that about 150,000 tonnes of ore were mined and smelted directly.

          In 1913, mining activity was interrupted when rebels seized the property during the Mexican revolution. Following the revolution, sporadic mining occurred from 1920 to 1927 and from 1937 to 1940. During this time, mining excavated most of the remaining high-grade oxide ore from the Reforma Mine along with a small amount of oxide ore from nearby deposits.

          In the period 1973 to 1977, the Minerals Exploration Company (MEC), a division of Union Oil, and their successor Molycorp spent US$ 1.2 million rehabilitating 3.7 km of underground workings and drilling 840 m of core.

          In 1986 the Consejo de Recursos Minerales conducted regional mapping and photo interpretation at a 1:50,000 scale on 16 massive sulfide prospects in the Campo Morado area and 17 prospects south of Campo Morado, around the small community of Achotla.

          Farallon acquired the Campo Morado property in 1995, and from June 1996 to June 1998, conducted detailed geological investigations, gravity, soil and lithochemical surveys along with definition drilling in the Reforma deposit. The geophysical work resulted in the discovery of the South Naranjo (Naranjo), El Rey, El Largo, Estrella de Oro and G9 deposits. Also during this time, several engineering studies including preliminary metallurgical testwork was conducted in order to provide data for a preliminary economic assessment. In 1999 El Profundo and Esmeralda were discovered through prospecting and geochemical anomalies.

          From 1999 to 2004, Farallon maintained the Campo Morado property on stand by and curtailed all work while it fought a litigation battle over the title to the property. Upon finally being awarded judgment and ownership in 2003, Farallon recommenced exploration activities in 2004 that included an extensive drilling program. The result was the delineation of a large, zinc-rich, massive sulfide deposit at El Largo. In the fall of 2004, Farallon embarked upon preliminary economic assessment investigations and planning for a pre-feasibility along with detailed metallurgical investigations and testwork of flotation and hydrometallurgical processes. The pre-feasibility study of the project is continuing toward completion in the first quarter of 2006.

Regional and General Geology

          The Campo Morado area lies geologically in a region called the Guerrero terrane, which is south of the silver-rich Trans-Mexican Neogene Volcanic belt to the north and east of the Sierra Madre Occidental; i.e., the foothills of the Sierra Madre. Campo Morado is in a subdivision called the Teloloapan subterrane, which is made up of volcanic rocks, platform limestone, quartz sandstone and shale-siltstone sequences.

          The origin of the Guerrero terrane is sometimes described as a long-lived island arc of volcanic and sedimentary rocks that were isolated from continental Mexico by the Arperros oceanic basin. During the late Cretaceous to Paleogenic period the Guerrereo terrane was deformed by folding and thrusting from the southwest, and it is estimated that the total crustal shortening was in the order of 60 km.

          At Campo Morado, there are several precious metal-rich, volcanic massive sulfide deposits, some of which are shown in Figure 1. Five major lithostratigraphic units have been identified, and in order of age are as follows:

•	Guerrero ridge intermediate volcanic – subvolcanic unit,
•	Naranjo sedimentary unit,
•	Campo Morado felsic volcanic unit,
•	La Canita volcanic unit,
•	Reforma sedimentary unit.

Figure 1 – The Campo Morado District Showing the Location of the Various Deposits

          The massive sulfide deposits occur in the Campo Morado felsic volcanic unit, mainly near its upper contact. A major thrust fault along the axial zone of a recumbent anticline separates the overturned Reforma and El Rey deposits from the upright Naranjo and El Largo deposits. A thrust plate to the south of the Naranjo, El Largo, La Lucha, San Rafael and G9 massive sulfide occurrences contains lenses of auriferous massive sulfides as well as small stringer zones. Late extensional faults offset the deposits by up to tens of meters.

          Numerous volcanogenic massive sulfide deposits and occurrences are present in the volcanic rocks that form a north-northwest trending belt at least 25 km long extending through the district. The deposits extensively investigated by diamond drilling, and the ones of major economic interest, are Reforma, El Rey, Naranjo and El Largo.

Reforma

          The Reforma deposit occurs at the stratigraphic top of the overturned Campo Morado volcanic unit. The massive sulfide body consists predominantly of pyrite with variable amounts of quartz and ankerite, and minor to abundant sphalerite, chalcopyrite and galena. Much of the deposit is zoned, stratigraphically as:

•	an upper sphalerite-galena-rich zone,
•	a central pyrite-rich zone grading upwards to a pyrite-sphalerite zone,
•	a lower copper-rich zone.

Significant values of gold and silver occur in the upper sphalerite-galena zone. Laterally, the central zone diminishes in thickness whereas the upper and lower zones merge.

El Rey

          The El Rey deposit, located 200 m southwest of Reforma, is compositionally zoned similar to the Reforma deposit. A zone rich in gold, silver, zinc and lead occurs at its structural base.

Naranjo

          The Naranjo deposit is an elongated massive sulfide lens that thickens to about 80 m in a steep-sided basin near its southern end. Many aspects of the deposit are similar to the overturned Reforma and El Rey, such as:

•	an upper sphalerite-galena rich zone with high gold and silver values,
•	a central zone with low to moderate copper and zinc values,
•	a lower zone containing predominately copper or less continuous zinc and gold values.

However, the metal zoning is not as sharply developed as the Reforma deposit.

El Largo

          The El Largo deposit occurs in a felsic volcanic center containing a massive steep-sided dome at the core surrounded by brecciated dome rocks and related coarse volcanoclastic debris. Near the top, there is a continuous, stratabound copper-rich zone in which chalcopyrite-pyrite veins and massive sulfides occur. At the base, there is an interval of zinc-rich massive sulfides up to 65 m thick. A second massive sulfide body occurs at the same stratigraphic level 200 m to the northwest. A third recently discovered massive sulfide body occurs a few hundred meters to the north. Sulfide bodies in this third zone are up to 60 m in thickness and the lower portions are zinc rich.

          The inferred resources for the Campo Morado project, based on drilling completed by Farallon in the 1990s, are shown in Table I. At a “Gross Metal Value (GMV)” of $90 per tonne, an inferred resource of approximately 9.2 million tonnes was identified with estimated grades of 4.08% Zn, 0.79% Cu, 1.29% Pb, 3.34 g/t Au and 176 g/t Ag. Further drilling at the deposit is currently underway and once complete, a new resource estimate will be published by Farallon Resources.

Table I – Summary of Inferred Resources for the Campo Morado Project for All Deposits
(does not include current drilling program)

Cut-off	Tonnes	Zn	Cu	Pb	Au	Ag
$GMV/t1	(000)%		%	%	g/t	g/t
30	24,912	2.38	0.73	0.69	1.78	99
60	15,150	3.26	0.78	0.99	2.57	136
90	9,199	4.08	0.79	1.29	3.34	176
120	5,234	4.70	0.81	1.73	4.47	234
150	3,256	4.97	0.81	2.03	5.69	290

1GMV/t is grade times metal price using US$0.58/lb for Zn, US$0.95/lb for Cu; US$0.28/lb for Pb, US$325/oz for Au, US$6.50/oz for Ag.

Mineral Processing

          During the period from 1997 to 1998, Farallon commissioned a significant amount of flotation testwork, designed to produce selective copper, lead and zinc concentrates from samples of the Reforma and Naranjo deposit. The rougher/scavenger and open circuit cleaner flotation tests were performed by G&T Metallurgical Services Ltd., Kamloops, British Columbia, Canada (G&T). Ancillary mineralogical studies were performed by Farallon’s geologists, and the Advanced Mineral Technology Laboratory, London, Ontario, Canada (AMTEL).

          The most important test program was performed on a composite sample of Reforma and Naranjo drill cores, the chemical composition of which was: 1.1 % Cu, 1.1 % Pb, 3.5%, Zn, 160 g/t Ag and 3.2 g/t Au.

          The principal sulfide minerals identified were pyrite, sphalerite, chalcopyrite and galena. Minor sulfides included tetrahedrite, arsenopyrite, pyrrhotite and covellite. Sulfides in the aggregate comprised over 80% of the composite sample. The principal non-sulfide gangue was ankerite, a calcium/iron carbonate. The grade and mineral composition of the bulk sample was deemed to be representative of the resource, at a predetermined cut-off grade, given the information available in 1997.

Table II – Sulfide Distribution in the 1997 Composite Sample

Sulfide	Mineral	Weight	Sulfur	Cumulative Sulfur
Mineral	Composition		Distribution	Distribution
		%	%	%
Chalcopyrite	CuFeS2	2.37	2.01	2.01
Covellite	CuS	0.33	0.27	2.28
Sphalerite	(Zn,Fe)S	4.98	4.09	6.37
Galena	PbS	1.34	0.44	6.81
Arsenopyrite	FeAsS	0.77	0.36	7.17
Tetrahedrite	(Cu,Ag)12Sb4S13	0.19	0.97	8.14
Pyrite	FeS2	70.90	91.86	100.0
Total		80.88	100.0

          Modal analyses were conducted on samples of the composite, ground to anominal K80 47 µm. The results of this work, graphically presented in Figure 2, indicate that adequate liberation is achieved at this grind to sustain reasonable rougher/scavenger flotation. However, it was also apparent that regrinds as fine as K80 10 µm would be required to permit effective selective flotation of the copper, lead and zinc minerals.

Figure 2 – Mineral Liberation in Two Dimensions for the 1997 Composite Sample

          Although a number of flowsheet options were examined, the favoured configuration involved the production of a bulk copper/lead concentrate and a zinc rougher concentrate; both concentrates were reground to a nominal 10 microns. The reground bulk concentrate was subjected to copper-lead separation, following which, the two products were upgraded in separate dilution cleaning circuits. The reground zinc rougher concentrate was also processed in a dilution cleaning circuit. The overall metallurgical performance is summarized in Table III.

Table III - Projected Flotation Circuit Metallurgical Performance
or the 1997 Composite Sample

			Grades						Distribution, %
	Wt	Cu	Pb	Zn	Ag	Au	Cu	Pb	Zn	Ag	Au
	%	%	%	%	g/t	g/t
Feed	100.0	1.0	1.1	3.4	158	3.1	100	100	100	100	100
Cu Con	2.5	25.5	1.9	3.4	1,389	10.8	64	4	3	22	9
Pb Con	0.9	3.8	30.5	5.1	1,413	61.1	3	24	1	8	17
Zn Con	4.1	1.4	2.2	49.8	233	1.8	6	8	60	6	2
Tailing	92.5	0.3	0.7	1.2	101	2.2	27	64	36	64	72

          The metallurgical response reflects the finely disseminated sulfide mineralogy. The copper and zinc concentrate grades are similar to those produced elsewhere in the region. The lead content of the lead concentrate is low, although the silver grade augments the value of this product.

          The recoveries of precious metals to selective concentrates were disappointing. Accordingly, AMTEL was commissioned to measure the deportment of gold and silver in the composite sample using advanced mineralogical characterization. The results of this analysis, summarized in Table IV, do much to explain the reasons for precious metal rejection to the tailings streams. Gold losses of 64% and silver losses of 72% were expected, based on the flotation of separate Cu, Zn and Pb concentrates.

Table IV - Precious Metal Distribution for the 1997 Composite Sample

Occurrence	Distribution, %
	Gold	Silver
Solid solution in pyrite	41
In pyrite	6	39
Free gold	25
Solid solution in arsenopyrite	21
In tetrahedrite		50
In galena		6
Other	7	5
Total	100	100

          Although effective pyrite rejection is a prerequisite to the production of marketable base metal concentrate grades, it is evident from the above that pyrite rejection will also compromise the recovery of precious metals to the respective concentrates.

          The project’s return on investment, based on the above circuitry and metallurgical performance, was adversely affected by the relatively low metal recoveries, concentrate freight costs and downstream conversion charges. Although positive returns on investment were realized, the adoption of commercially-proven, on-site hydrometallurgical processes offered potential means to enhance the overall project economics.

Hydrometallurgical Processing

          The interest in hydrometallurgical processing of the Campo Morado concentrates was driven by the desire to increase precious (and base) metal overall recoveries from the deposit. The mineralogy summary provided in Table IV offered a window of understanding for the investigations of a hydrometallurgical flowsheet for Campo Morado. It was postulated that a partial oxidation of the whole ore would effectively leach copper and zinc into solution while producing a residue that was amenable to the recovery of gold and silver by conventional cyanidation methods. It was hoped that essentially all the gold and silver that were not effectively locked within pyrite could be recovered by this method. Partial oxidation was deemed necessary because of the relatively low grades of gold and silver in the primary ore combined with the high sulfur content. The cost of oxidizing all the sulfur to sulfate in a leach process was judged to be uneconomic. Partial oxidation, therefore, represents a “selective” alternative to target the most easily oxidized, metal-rich phases, while leaving the bulk of the barren pyrite un-oxidized.

          During 1996 and 1997, a number of laboratories performed work on the concept of partial oxidation including Tecnicas Reunidas (Spain), Mintek (South Africa), Lakefield Research (Canada), Dynatec (Canada) and Process Research Associates (Canada). All of this work supported the concept of partial oxidation leading to reasonable overall recoveries of zinc, copper, silver and gold. The recovery of lead was deemed very difficult, unless chloride leaching solutions were applied.

          Based on the successful work on partial oxidation, a preliminary process flowsheet was developed, Figure 3. This flowsheet showed the use of partial oxidation followed by base metal recovery (Cu/Zn) by solvent extraction and electrowinning and precious metal leaching by cyanidation of the oxidation residues. Importantly, impurity removal and fixation and neutralization of sulfate formed during the oxidation process are also shown.

Campo Morado Ore
Fine Grinding
Pressure Ox.
Oxygen
Limestone
Partial Neut. (pH ~ 1.5)
Basic Zinc Sulfate
To Tailings
Lime +Cyanide
Au/Ag Dore
Lime
S/L Sep'n
Lime Boil
Cyanidation/ Carbon in Pulp
Gold Plant
Copper SX
Scrubbing
Copper Strip
Copper EW
Copper Cathode
Limestone + Oxygen +Hydrogen Peroxide
Iron Prec. (pH~4.0)
S/L Sep'n
Iron Precipitate to Tails
Cd/Cu Removal
Cu/Cd Cement
Zinc Dross
Zinc SX
Scrubbing
Zinc Strip
Zinc EW
Zinc Cathode
Neutral. 1
Limestone and Lime
S/L Sep'n
Basic Zinc (to recycle) Sulfate
Lime
Neutral. 2
Solid and Liquid to Waste

Figure 3 – Preliminary Process Flowsheet for the Hydrometallurgical Extraction of
Copper, Zinc, Silver and Gold from Campo Morado Ores

The conceived partial oxidation process has the following major chemical steps.

Partial Oxidation (sulfide and sulfur oxidation, carbonate destruction, ferrous oxidation and ferric hydrolysis to hematite and hydronium jarosite)

ZnS + H2SO4 + 0.5O2 à ZnSO+4 S + H2O	(1)
PbS + H2SO4 + 0.5O2 àPbSO(s)4 + S + H2O	(2)
CuFeS2 + 2H2SO4 + O2 à CuSO+4 FeSO4 + 2S + 2H2O	(3)
FeS2 + H2SO4 + 0.5O2 àFeSO+4 2S + H2O	(4)
FeS + H2SO4 + 0.5O2 à FeSO+4 S + H2O	(5)
S + 1.5O2 + H2O à H2SO4	(6)
CaCO3 + H2SO4 + H2O à CaSO.4 2H2O + CO2 (g)	(7)
MgCO3 + H2SO4 àMgSO+4 CO2 (g) + H2O	(8)
FeCO3 + H2SO4 àFeSO+4 CO2 (g) + H2O	(9)
4FeSO4 + O2 + 2H2SO4 à2Fe(SO2 4)3 + 2H2O	(10)
Fe2(SO4)3 + 3H2O àFe2O3 + 3H2SO4	(11)
3Fe2(SO4)3 + 14H2Oà 2H3OFe3(SO4)2(OH)6 + 5H2SO4	(12)

Partial Neutralization (limestone neutralization of free acid)

CaCO3 + H2SO4 + H2O àCaSO.4 2H2O + CO2 (g)	(13)
ZnSO4.3Zn(OH)2 + 3H2SO4 à4ZnSO+4 6H2O	(14)

Copper SX/EW (copper loading/stripping with oxime and electrowinning)

CuSO4 + 2HRorg àCuR+2,org H2SO4	(15)
CuR2,org + H2SO4 àCuSO+4 2HRorg	(16)
CuSO4 + H2O àCu 2SO+4 + H0.5O2 (g)	(17)

Iron Precipitation (oxidation of iron with air and hydrogen peroxide (polish) and hydrolysis of iron to ferric hydroxide)

4FeSO4 + O2 + 2H2SO4 à2Fe(SO2 4)3 + 2H2O	(18)
2FeSO4 + H2O2 + H2SO4 à Fe(SO2 4)3 + 2H2O	(19)
Fe2(SO4)3 + 6H2O à 2Fe(OH)3 + 3H2SO4	(20)

Zinc SX/EW (zinc loading/stripping with D2EHPA and electrowinning)

ZnSO4 + 2HRorg à ZnR+2,org H2SO4	(21)
ZnR2,org + H2SO4 à ZnSO+4 2HRorg	(22)
ZnSO4 + H2O à Zn 2SO+4 + H0.5O2 (g)	(23)

Cadmium/Copper Removal (cementation with metallic zinc)

CdSO4 + Zn à Cd+ 4ZnSO	(24)

CuSO4 + Zn à Cu+ 4ZnSO	(25)

Basic Zinc Sulfate Formation (reaction with limestone and then lime for effluent polish)

4ZnSO4 + 3CaCO3 + 9H2O à
ZnSO4.3Zn(OH)2 + 3CaSO4.2H2O + 3CO2(g)	(26)
4ZnSO4 + 3Ca(OH)2 + 6H2O à
ZnSO4.3Zn(OH)2 + 3CaSO4.2H2O	(27)

Lime Boil and Cyanidation (hot lime conditioning and then cyanide leaching)

2AgFe3(SO4)2(OH)6 + 4Ca(OH)2 à
Ag2O + 6Fe(OH)3 + 4CaSO4.2H2O	(28)
Ag2O + 4NaCN + H2O à2NaAg(CN)2 + 2NaOH	(29)
4Au + 8NaCN + O2 + 2H2O à 4NaAu(CN)2 + 4NaOH	(30)

          As a final note, the oxidation process can be carried out under biological conditions, atmospheric leach conditions (85-100°C), low temperature oxidation conditions (110°C) and medium temperature oxidation conditions (150°C). For the purposes of heat balance, reactor size and overall project economics, the medium temperature leach was selected as the base case for further evaluation.

PROCESS TESTING

Mineral Processing

          A review of the flotation results achieved during the earlier flotation test programs indicated that good payable metal recoveries could be achieved in a 50% mass recovery bulk sulfide rougher concentrate. The results of a single test (856-1), performed in July 1998 at a K8020 µm flotation feed grind on the 1997 composite, are shown below and are compared with data produced at a K8045 µm grind in two sequential rougher flotation tests (791-1, 791-4), using different flotation protocols.

Table V – Bulk Rougher Concentrate Metallurgy

Test #	Grind			Grades (% or g/t)					Distribution (%)
	Um	Wt	Cu	Pb	Zn	Ag	Au	Cu	Pb	Zn	Ag	Au
		%	%	%	%	g/t	g/t
791-1	45	48.2	1.88	1.88	6.65	252	4.9	88.4	82.1	93.1	77.0	75.6
791-4	45	49.7	1.77	1.89	6.75	239	4.8	85.4	82.9	91.9	73.7	73.4
856-1	20	44.5	2.03	1.89	7.06	254	4.6	87.6	75.1	90.9	70.5	65.3

          Tests 791-1 and 791-4 were performed in 1997 on the same sample of mineralization. The former was designed to produce selective copper, lead and zinc rougher products. The data above indicate the weighted composition and metal recoveries of the three rougher concentrates. The copper concentrate was produced using sodium metabisulfite, and Aero 5100 promoter/collector at a pulp pH of 6.7. Thereafter, the pulp pH was raised to 9.0 and ZnO:NaCN used in conjunction with sodium isopropyl xanthate (SIPX) to produce the lead rougher concentrate. Finally, the pH was raised to 12.0 with lime, prior to floating with copper sulfate and SIPX for zinc rougher flotation.

          Test 791-4 produced a bulk copper/lead rougher concentrate and a zinc rougher concentrate. The data shown in Table V represent the weighted composition and metal recoveries of the two products. The copper/ lead rougher concentrate was produced at pH 12.0 using ZnO:NaCN and potassium amyl xanthate (PAX). Subsequently, the pH was raised to 12.3, whereupon copper sulfate and PAX were used to produce the zinc rougher concentrate.

          Test 856-1 was performed on a different sample and at a finer grind. A simple bulk flotation concentrate was produced. The overall flotation time was 16 minutes, compared to 35 minutes in the earlier tests. Also PAX and copper sulfate additions to Test 856-1 were approximately one third of those applied at the coarser grind. Despite the differences in test conditions, the results of these tests, and others, confirmed the ability to achieve good metal recoveries in a bulk rougher concentrate representing 50 percent of the feed mass.

          Based upon the above, work commenced in October 2004 to produce bulk sulfide concentrates at a bench scale level, from fresh samples of mineralization taken from the El Largo, Naranjo and Reforma Deposits. A summary of the results is provided in Table VI. The results shown are weighted average data, computed from tests conducted at anominal K80 30 µm flotation feed grind.

Table VI – Bulk Sulfide Benchscale Rougher Flotation Results

				Grades				Distribution, %
	Wt	Cu	Pb	Zn	Ag	Au	Cu	Pb	Zn	Ag	Au
	%	%	%	%	g/t	g/t
El Largo
Feed	100	0.4	1.5	6.3	139	0.8	100	100	100	100	100
Con	63	0.4	2.0	9.3	167	0.8	72	82	92	76	68
Naranjo
Feed	100	0.6	0.5	3.0	75	1.0	100	100	100	100	100
Con	56	0.8	0.7	4.9	102	1.5	75	78	93	77	80
Reforma
Feed	100	0.5	0.8	2.6	145	4.0	100	100	100	100	100
Con	60	0.6	1.0	3.9	175	4.7	76	76	89	74	74

          Although a variety of reagent suites was investigated, a simple regime including copper sulfate (1 kg/t), SIPX (100 - 300 g/t) and MIBC (100 g/t) yielded the best results. The rougher pulp pH was maintained within the range 8.5 - 9.0, using lime (1 kg/t) as a

pH modifier. The Reforma and Naranjo mineralization consumed approximately 100 g/t of the SIPX whereas the higher grade El Largo required collector additions approximating 300 g/t to achieve optimum metal recoveries. Optimum metallurgical response from the Reforma and Naranjo samples could only be achieved following a two-minute, pre-flotation aeration stage. A carbon pre-float for the El Largo mineralization also served to provide aeration prior to the bulk rougher concentrate flotation.

          Tests were performed to determine the effects, if any, that coarser flotation feed grinds imposed on the metallurgical response. In general, the preliminary results were inconclusive, but suggested that flotation response showed little sensitivity to flotation feed grinds within the range K80 30 µm to K80 50 µm. On-going work is planned to investigate the effects of flotation feed grind, feed grades and feed sources on the metallurgical results.

Hydrometallurgical Studies

          The main focus of the hydrometallurgical studies has been on the evaluation of pressure oxidation combined with a lime boil and cyanidation to the Reforma, El Largo and Naranjo concentrates using both bench scale and continuous autoclave testing.

Bench Scale Testing

          Bench scale testing on the three bulk concentrates was performed at SGS Lakefield Research in Canada. The typical autoclave conditions (Parr 2-L titanium autoclave with dual impeller system) for partial oxidation were:

•	Mix the solid feed at 20% solids in synthetic raffinate solution (4.3 g/L Zn, 0.06 g/L Cu, 0.64 g/L Fe2+ and 13.18 g/L H2SO4),
•	Add 3 kg/t of lignin sulfonate as a surfactant,
•	Temperature of 150°C,
•	Oxygen overpressure of 100 psig,
•	As – received grind (about 30 µm P80),
•	Variable time between about 30 minutes and 70 minutes.

          At the end of the autoclave leach, the autoclave contents were poured into a large beaker and stirred at temperature for up to 6 hours in a post autoclave leach process. This was meant to simulate the on-going reaction that would occur between autoclave ferric sulfate solution and residual sulfides in the autoclave discharge solids.

          Figure 4 shows the results for base metal extraction as a function of time from the three different test programs.

(c) El Largo

Figure 4 – Extraction of Cu, Zn and Fe from the Concentrates

          The order of sulfide mineral reactivity appears to be sphalerite, chalcopyrite and then pyrite. The dashed lines on the figures show the approximate time that is required to achieve selective extraction of zinc and copper with partial oxidation of pyrite (as represented by Fe extraction). For the Reforma and Naranjo ores, between 30 and 40 minutes oxidation time is sufficient to achieve high zinc and copper extractions whereas El Largo ore requires a slightly longer time at 45-50 minutes.

          The recovery of precious metals from the washed autoclave residues using a lime boil and cyanidation was studied for each of the residues produced after pressure oxidation. The lime boil was carried out at 95°C for two hours at pH greater than 11 with lime addition to the pulp (20% solids in deionized water). At the end of the lime boil, the cyanidation was performed using 1 g/L NaCN, pH 10.5 - 11.0, 15 g/L carbon addition and 48 hours residence time. Table VII summarizes some of the results that were obtained in the batch testing. These results were selected based on relatively low iron extractions (indicative of more success in conducting partial oxidation of the concentrates). The results indicate that for Naranjo and El Largo, high base metal and precious metal extractions can be achieved at low iron extractions. Gold extractions ranged from 57.7% to 75.2% whereas silver extraction ranged from 51.7 to 80.2% . These precious metal extractions were achieved with only partial oxidation of the sulfides present. This confirms the mineralogical information on the occurrence of the silver and gold in readily accessible or easily oxidizable form. Most importantly, the results confirm the process concept that forms the basis for the Campo Morado hydrometallurgical process development effort.

Table VII - Selected Base and Precious Metal Extractions for Autoclave Leach, Lime
Boil and Cyanidation. Lime Consumptions are the Total for Lime Boil and Cyanidation

Concentrate	A/C time	Extraction (%)
	(min)	Cu	Fe	Zn
Reforma	30	88.3	40.1	97.0
Naranjo	40	84.7	23.0	99.0
El Largo	60	87.6	10.8	97
Concentrate	A/C time	Residue Assay (%)
	(min)	Cu	Fe	Zn	S=	S°	SO4	St
Naranjo	30	0.14	41.5	0.17	39.2	3.03	3.8	42.3
El Largo	40	0.14	42.0	0.19	39.9	0.5	3.8	42.2
Reforma	60	0.10	43.0	0.51	36.9	<0.5	4.1	43.6
	Reagent Addn.		Reagent Cons.		Extraction		Cyan Res. Assay
	(kg/t)		(kg/t)		(%)		(g/t)
	NaCN	CaO	NaCN	CaO	Au	Ag	Au	Ag
Reforma	12.8	67.6	10.5	66.3	57.7	51.7	3.08	116
Naranjo	7.4	43.9	5.4	42.6	75.2	80.2	0.51	25.6
El Largo	6.4	53.4	4.3	53.0	59.6	77.5	0.56	60.5

Reagent additions are expressed as kg/t of autoclave feed

          Some comment must be made on the high reagent consumptions for lime and cyanide. These consumptions are a direct consequence of the formation of small amounts of elemental sulfur in the autoclave oxidation process. Elemental sulfur reacts with lime and with cyanide according to the following reactions.

12S + 3CaO à 2CaS5 + CaS2O3	(31)
2CaS5 + CaS2O3 + 11NaCN + 1.5O2 + 6H2O à
CaSO4.2H2O + 2Ca(SCN)2 + 7NaCN + 4NaOH	(32)

          Inspection of Table VII confirms that the Reforma test with the highest level of elemental sulfur in the autoclave residue solids also had the highest lime and cyanide consumption. Concurrent to the main development program, alternative methods to control silver behaviour (to prevent silver jarosite formation and therefore the need for the lime boil) have been investigated. This work is ongoing at present.

          The bench scale autoclave tests were characterized by difficulty in controlling the “end point” of the partial oxidation. Inspection of the graphs shows that for some experiments, longer oxidation times in fact gave lower overall iron extractions (lower oxidation of pyrite). This is a natural consequence of the batch character of the leach. The leaching of sulfides at 150°C is well known to depend on the catalytic properties of the ferric – ferrous couple (1, 2); i.e., ferrous is leached from the sulfide minerals (pyrite, pyrrhotite and chalcopyrite) and then oxidized to ferric ion by molecular oxygen. Ferric then is reduced via the action of further sulfide mineral leaching. As the iron concentration in solution builds up in the batch leach, the catalytic cycle accelerates with the reaction “taking off”. This is further aided by the presence of copper in solution (1) which is also a catalyst for ferrous oxidation. In a continuous process in a multiple compartment, autoclave, there are two important differences compared to the batch leach. First, the continuous leach provides for back-mixing of leached ferrous/ferric in each compartment and second, the supply of oxygen can be carefully controlled to provide sufficient oxygen, but not an excess, to meet the demands of partial oxidation. By applying this control method in continuous testing, over oxidation can be avoided. The bench scale tests then provide evidence of the potential for partial oxidation and the recovery of base and precious metals from the bulk concentrate.

Initial Pilot Plant Testing of Pressure Oxidation

          A series of three short continuous autoclave runs were carried out at SGS Lakefield in Canada. The Lakefield autoclave has a working volume of 32.9 L. The bulk concentrate samples for each of the three deposits were fed to the autoclave in a synthetic raffinate stream and were oxidized for approximately 55 minutes at 150°C. The oxygen flow-rate and overpressure (96 and 106 psi) were varied to control the degree of oxidation. The runs were of 19, 9 and 12 hours duration for Reforma, Naranjo and El Largo, respectively. Table VIII shows the autoclave extractions and residue assays. Zinc extractions from 90-93% and copper extractions of 71-72% were achieved for Reforma and Naranjo with only about 10% iron extraction (indicative of low pyrite oxidation). Subsequent testing under “post leach” conditions increased zinc extraction up to 99% and copper to over 80%, in line with the batch results in Table VII. The El Largo sample was incompletely oxidized in the continuous autoclave test, limiting copper extraction to 53% and zinc extraction to 80%. Iron extraction was reported as negative as the iron tenor of the discharge solution was lower than that of the feed. In future pilot plant testing of the El Largo concentrate, a greater degree of oxidation must be targeted to raise these extractions. This can be accomplished by raising the oxygen flowrate and the overpressure.

Table VIII – Base Metal Extractions for the Continuous Autoclave Leach

Autoclave Extraction (%)				Residue Assay (%)
Concentrate	Cu	Fe	Zn	Cu	Fe	Zn	S=	S°	SO4	St
Reforma	71	10	93	0.22	45.3	0.34	40.8	0.73	0.7	42.23
Naranjo	72.0	9.0	90.0	0.27	44.7	0.23	38.4	1.24	1.4	41.04
El Largo	53	-1	80	0.31	39.9	2.09	34.5	0.55	1.7	36.75

          The precious metal results are shown in Table IX for the treatment of each of the autoclave residue samples. Cyanidation was performed with 2 g/L of NaCN (initial) instead of 1 g/L used in the bench scale studies. This is probably the reason for the increase in the cyanide consumption relative to that of the bench scale studies. Gold extraction is generally acceptable at up to 65%. Gold is not significantly affected by the use of the lime boil. Silver extraction ranges from about 57% up to 62.8% with the lime boil ahead of cyanidation. These values were lower than those achieved on the bench scale residues.

Table IX – Precious Metal Extractions and Reagent Consumptions for the Lime Boil and
Cyanidation of the Autoclave Residues from the Continuous Autoclave Leach

Test	Consumption		Metal Extraction		Residue Assay
	NaCN	CaO	Au	Ag	Au	Ag
	(kg/t)	(kg/t)	(%)	(%)	(g/t)	(g/t)
Reforma
Lime Boil	6.2	72	64.6	59.8	1.58	74.2
No Lime Boil	11.2	5.3	62.0	16.3	1.98	177
Naranjo
Lime Boil	10.2	78	57.2	57.6	0.76	37.3
No Lime Boil	13.6	3.5	55.5	11.4	0.92	86.5
El Largo
Lime Boil	8.3	81	62.8	78.2	0.40	36.2
No Lime Boil	10.9	4.2	56.5	44.0	0.56	103

CONCLUSIONS

          The Campo Morado deposit contains significant values of copper, zinc, gold and silver in a massive pyrite ore matrix. A metallurgical approach involving bulk flotation and rejection of barren pyrite material followed by partial autoclave oxidation has been developed. The program has involved batch and continuous autoclave oxidation. By controlling the oxidation of pyrite to around 10-20%, and in combination with a post leach which allows for further reaction between ferric ion from the autoclave and residual copper and zinc sulfides, most of the zinc and copper are extracted in less than 1 hour. Gold and silver recovery from autoclave residues was achieved through the use of a lime boil and cyanidation treatment.

          Based on the results of the initial test programs, the overall extractions that are expected from the bulk concentrates are of the order of 97-99% for Zn, 85-90% for Cu, 65% for Au and 70-80% for Ag, together with oxidation of approximately 10% of the pyrite.

          A further pilot plant program is under development at the present time. This program will focus on optimization of the autoclave oxidation to maximize overall metal recoveries under partial oxidation conditions as well as all the downstream steps required to recover copper and zinc metal products by SX/EW and precious metals by cyanidation. The reagent consumption in the lime boil-cyanidation area of the process is also a major focus of attention.

REFERENCES

1.	D.B. Dreisinger, and E. Peters, “The Oxidation of Ferrous Sulfate by Molecular Oxygen Under Zinc Pressure Leach Conditions”, Hydrometallurgy, Vol. 22, No. 1-2, 1989, 101-119.

2.

D.B. Dreisinger, E. Peters, M. Talaba, K.B. DeGraaf, G. Owusu, and R. Swiniarski, “The Kinetics of the Sherritt Gordon Zinc Pressure Leach Process”, Lead-Zinc '90, T.S. Mackey, R.D. Prengaman, Eds., Minerals Metals and Materials Society, Warrendale, PA, USA, 1990, 313-333.

APPENDIX II

BATEMAN METALS
ROM BIN
APRON FEEDER
PRIMARY CRUSHER
PRIMARY CRUSHER DISCHARGE CONVEYOR
STOCKPILE FEED CONVEYOR
CRUSHED ORE STOCKPILE
SAG MILL FEED CONVEYOR
SAG MILL
SAG MILL DISCHARGE PUMP BOX
PRIMARY CLASSIFYING CYCLONES
BALL MILL
TERTIARY CYCLONE FEED TANK
TERTIARY CLASSIFYING CYCLONES
TERTIARY ISA MILL
ROUGHER CONDITIONER TANK
FLOTATION CELLS
TAILINGS THICKENER
LEACH FEED THICKENER
FLASH VESSEL
AUTOCLAVE
PREACIDULATION TANKS
NEUTRALISATION TANKS
COOLING TOWER
PRECIOUS METALS RECOVERY PLANT
DORE BAR
CCD WASHING THICKENERS
COPPER STRIPPING
WASH
COPPER EXTRACTION
IRON REMOVAL THICKENER
IRON PRECIPITATION
COPPER ELECTROWINNING
COPPER CATHODES
BZS THICKENER
FINAL NEUTRALISATION
NEUTRALISATION TAILS THICKENER
CD/CU CEMENTATION
CD/CU FILTER
ZINC EXTRACTION
WASH
ZINC STRIPPING
ZINC ELECTROWINNING
ZINC CATHODES
BZS PRECIPITATION
CAMPO MORADO FEASIBILITY STUDY
FLOAT CASE
SCHEMATIC FLOW DIAGRAM